UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Black Stone Minerals, L.P.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

April 30, 2025

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS TO BE HELD ON JUNE 12, 2025

Dear Unitholders of Black Stone Minerals, L.P.:

Notice is hereby given that the 2025 annual meeting of limited partners (the “Annual Meeting”) of Black Stone Minerals, L.P. (the “Partnership”) will be held on June 12, 2025 at 12:00 p.m., Central Time, via live webcast, for the following purposes:

1.

to elect directors to the Board of Directors of Black Stone Minerals GP, L.L.C., the general partner of the Partnership (the “General Partner” and such Board of Directors, the “Board”), each to serve until the 2026 annual meeting of limited partners and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal;

2.	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Partnership’s independent registered public accounting firm for the year ending December 31, 2025;

3.	to approve, on a non-binding advisory basis, the compensation of the General Partner’s named executive officers for the year ended December 31, 2024;

4.	to approve the adoption of the Black Stone Minerals, L.P. 2025 Long-Term Incentive Plan (the “2025 LTIP”); and

5.	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

You may attend the Annual Meeting via the Internet at https://web.lumiconnect.com/255252993. Because the Annual Meeting is completely virtual and being conducted via the Internet, you will not be able to attend the meeting in person.

The Board has fixed the close of business on April 14, 2025 as the record date for the Annual Meeting. Holders of record of the Partnership’s common units and preferred units as of the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting.

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), the Partnership is providing access to its proxy materials primarily via the Internet, rather than mailing paper copies of these materials to each unitholder. On or about April 30, 2025, the Partnership began mailing a Notice of Internet Availability of Proxy Materials to its unitholders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote during the Annual Meeting. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials.

If your units are held in street name, you will receive instructions from the holder of record detailing how to direct the voting of your units. Internet and/or telephone voting will also be offered to unitholders holding units in street name.

The Partnership urges you to review the proxy materials carefully and to submit your proxy or voting instructions as soon as possible so that your units will be represented at the Annual Meeting.

By Order of the Board,

/s/ Steve Putman
Steve Putman
Senior Vice President, General Counsel, and Secretary of Black Stone Minerals GP, L.L.C.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 12, 2025

The Notice of Annual Meeting, the Proxy Statement, a form of proxy card, and the Partnership’s Annual

Report on Form 10-K for the year ended December 31, 2024 are available at

http://www.astproxyportal.com/ast/20065

Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

PROXY STATEMENT

FOR

ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 12, 2025

i

ii

Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

PROXY STATEMENT

FOR

ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 12, 2025

Unless the context clearly indicates otherwise, references to “we,” “our,” “us,” “the Partnership,” or like terms refer to Black Stone Minerals, L.P. and its subsidiaries.

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Black Stone Minerals GP, L.L.C., our general partner (the “General Partner” and such Board of Directors, the “Board”), for use at our 2025 annual meeting of limited partners (the “Annual Meeting”) to be held on June 12, 2025, at 12:00 p.m. Central Time, and at any adjournment or postponement thereof. We will hold the Annual Meeting virtually via live webcast on the Internet at https://web.lumiconnect.com/255252993. On or about April 30, 2025, we began mailing a Notice of Internet Availability of Proxy Materials to our unitholders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote during the Annual Meeting. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials.

If your units are held in street name, you will receive instructions from the holder of record detailing how to direct the voting of your units. Internet and/or telephone voting will also be offered to unitholders holding units in street name.

GENERAL INFORMATION

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our unitholders to consider and act upon the proposals described in this Proxy Statement and upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on our performance and respond to questions from unitholders.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, unitholders will be asked to consider and vote upon the following proposals:

1.

Proposal 1: to elect directors to the Board, each to serve until the 2026 annual meeting of limited partners (the “2026 Annual Meeting”) and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal;

2.	Proposal 2: to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025;

3.	Proposal 3: to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2024; and

4.	Proposal 4: to approve the adoption of the 2025 LTIP.

In addition, any other matters that properly come before the Annual Meeting or any adjournments or postponements thereof will be considered. Management is not presently aware of any other business to properly come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote “FOR ALL” of the director nominees to the Board set forth in this Proxy Statement (Proposal 1), “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025 (Proposal 2), “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers for the year ended December 31, 2024 (Proposal 3), and “FOR” the approval of the adoption of the 2025 LTIP (Proposal 4).

Right to Vote

Pursuant to the First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated May 6, 2015, as amended (the “Partnership Agreement”), only holders of common units and preferred units on the Record Date (as defined below) are entitled to notice of, and to vote at, the Annual Meeting. Such unitholders will vote together as a single class. Holders of common units are entitled to one vote per unit at the Annual Meeting, and holders of preferred units are entitled to vote their preferred units on an “as-converted basis.”

If any person or group (other than the limited partners of Black Stone Minerals Company, L.P. (“BSMC”) prior to our initial public offering; their transferees; persons who acquired their units with the prior approval of the Board; holders of preferred units in connection with any vote, consent, or approval of the preferred units as a separate class; and persons who own 15% or more of any class as a result of any redemption or purchase of any other person’s units or similar action by us or any conversion of the preferred units at our option) beneficially owns 15% or more of any class of common units or preferred units as of the Record Date, that person or group will not be entitled to notice of, nor to vote at, the Annual Meeting.

In addition, solely with respect to the election of directors, the Partnership Agreement provides that we and the General Partner are not entitled to vote our units, if any, and such units will not be counted when calculating the required votes for the election of directors and will not be deemed outstanding for purposes of determining a quorum for the Annual Meeting. These units will not be treated as a separate class of partnership securities for purposes of the Partnership Agreement.

The Board has fixed the close of business on April 14, 2025 as the record date (the “Record Date”) for the determination of unitholders entitled to notice of, and to vote at, the Annual Meeting. As of close of business on the Record Date, there were, outstanding and entitled to vote, 211,636,423 common units held by 372 holders of record and 14,711,219 preferred units held by 1 holder of record (representing 14,711,219 common units on an as-converted basis). In the aggregate, as of the Record Date, there were outstanding and entitled to vote 266,347,642 units.

A list of holders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1001 Fannin Street, Suite 2020, Houston, Texas, 77002 from April 30, 2025 to the date of our virtual Annual Meeting. A copy of this list will be provided to you at no charge upon written request to Investor Relations at Black Stone Minerals, L. P. at the above listed address. The list will also be available for inspection by any unitholder in attendance at the Annual Meeting.

Units held in a nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Voting Procedures

Registered Holders

If, on the Record Date, you hold units that are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“Equiniti”), you are considered a registered holder with respect to those units and entitled to notice of and to vote at the Annual Meeting. On or about April 30, 2025, we began mailing a Notice of Internet Availability of Proxy Materials to our registered holders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote during the Annual Meeting. As a registered holder of record, you may vote your units by one of the following methods:

•

By Internet. You may submit a proxy electronically via the Internet by following the on-screen instructions at www.voteproxy.com. Please have your Notice of Internet Availability of Proxy Materials, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Internet Availability of Proxy Materials.

•

By Telephone. You may view the proxy materials and obtain the toll-free number to call at www.voteproxy.com. Telephone voting facilities will close and no longer be available on the date and time specified on the Notice of Internet Availability of Proxy Materials.

•

By Mail. If you request paper copies of the proxy materials, you may submit a proxy by signing, dating, and returning the proxy card in the pre-addressed envelope. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

•	During the Annual Meeting. You may vote your units during the Annual Meeting, virtually via the Internet. Please read “— Attending the Annual Meeting.”

If you submit an executed proxy but do not give voting instructions as to how your units should be voted on a particular proposal at the Annual Meeting, your units will be voted in accordance with the recommendation of the Board as stated in this Proxy Statement. If you are a registered holder and you do not submit a proxy or vote virtually during the Annual Meeting, your units will not be voted on the proposals or counted for the purpose of establishing a quorum at the Annual Meeting.

If you receive more than one Notice of Internet Availability of Proxy Materials, it is because your units are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Internet Availability of Proxy Materials received to ensure that all your units are voted.

Beneficial Owners

If you hold units in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner with respect to these units and hold such units in “street name.” If you are a beneficial owner of units on the Record Date, the brokerage firm, bank, or other nominee (the “intermediary”) will provide instructions detailing how to direct the voting of your units through the intermediary. The intermediary that holds your units is considered the holder of record for purposes of voting at the Annual Meeting. Internet and/or telephone voting is also generally offered to unitholders holding units in street name, but you must follow the instructions provided by the intermediary.

As a beneficial owner, you are also invited to attend the Annual Meeting virtually. However, since you are not the holder of record, you may not vote your units during the Annual Meeting unless you follow your intermediary’s procedures for obtaining a legal proxy.

After obtaining a valid legal proxy from your intermediary, to then register to vote at the Annual Meeting virtually, you must submit proof of your legal proxy reflecting the number of your units along with your name and email address to Equiniti. Requests for registration should be directed to proxy@equiniti.com or to facsimile number 718-765-8730. Written requests can be mailed to:

Equiniti Trust Company LLC

Attn: Proxy Tabulation Department

55 Challenger Road, Suite 200B 2nd Floor

Ridgefield Park, NJ 07660

Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 29, 2025.

You will receive a confirmation of your registration and an 11-digit voter control number by email issued by Equiniti after we receive your registration materials. You may attend the Annual Meeting virtually and vote your units at https://web.lumiconnect.com/255252993 during the meeting. The password for the meeting is “bsmvirt25”. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time so that you have sufficient time to check in. Please read “—Attending the Annual Meeting.”

If you do not vote your units during the Annual Meeting or instruct the intermediary how to vote your units, the intermediary may vote your units as it decides for each matter for which it has discretionary authority under New York Stock Exchange (“NYSE”) rules. The election of directors (Proposal 1), approval of the compensation of our named executive officers (Proposal 3) and approval of the adoption of the 2025 LTIP (Proposal 4) are non-discretionary matters, meaning that intermediaries do not have discretionary authority to vote unless they receive timely instruction from you. As such, for Proposals 1, 3 and 4 to be voted on at the Annual Meeting, you must provide timely instructions on how the intermediary should vote your units. When an intermediary does not have discretion to vote on a particular matter, you have not given timely instructions on how the intermediary should vote your units, and the intermediary indicates it does not have authority to vote such units on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters, and, as such, broker non-votes will not be counted as a vote “FOR” or “AGAINST” Proposals 1, 3 and 4.

The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2025 (Proposal 2) is a discretionary matter on which intermediaries may vote in the absence of timely instructions from you.

Attending the Annual Meeting

Only unitholders of record or their legal proxy holders as of the Record Date may attend the Annual Meeting. This year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiconnect.com/255252993. In order to vote or submit a question during the Annual Meeting, you will need an 11-digit voter control number included on your Notice of Internet Availability of Proxy Materials or proxy card, or provided by Equiniti if you are a beneficial owner with the password of “bsmvirt25”. If you do not have an 11-digit voter control number issued by Equiniti you will be able to listen to the meeting only by registering as a guest. You will not be able to vote or submit your questions during the meeting.

The Annual Meeting will be held at 12:00 p.m., Central Time.

Revoking Your Proxy

If you are a registered holder, you may change your vote or revoke your proxy at any time before the units are voted at the Annual Meeting by:

•	timely delivering a valid, later-dated, executed proxy card;

•

timely submitting a proxy with new voting instructions through the Internet or by telephone prior to the time the Internet and telephone voting facilities are closed and no longer available (the date and time of which is specified on the Notice of Internet Availability of Proxy Materials);

•	attending and voting, virtually via the Internet (attending the meeting without voting will not revoke any previously submitted proxy); or

•	filing a written notice of revocation on or before the date of the Annual Meeting with the General Counsel of Black Stone Minerals, L.P., at 1001 Fannin Street, Suite 2020, Houston, Texas, 77002.

If you are a beneficial owner and you submit voting instructions to your intermediary, you may change your vote by submitting new voting instructions in accordance with such intermediary’s procedures.

Quorum

The holders of a majority of the common units and preferred units (on an as-converted basis), in the aggregate, represented by virtual attendance or by proxy shall constitute a quorum at the Annual Meeting, unless any such action requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage. Proxies received but marked as abstentions and broker non-votes will be included in the number of units considered to be present at the Annual Meeting for purposes of establishing a quorum. The unitholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough unitholders to leave less than a quorum. In the absence of a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

Required Votes

Election of Directors (Proposal 1)

Pursuant to the Partnership Agreement, the directors of the Board are elected by a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. Each unitholder entitled to vote at the Annual Meeting is entitled to cumulate his or her votes in the election of directors and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of common units and preferred units (on an as-converted basis) held by the unitholder, multiplied by (y) the number of directors to be elected at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on the election of directors. In addition, as described below under “Majority Voting Policy,” each of the incumbent director nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board.

Ratification of our Independent Registered Public Accounting Firm (Proposal 2)

Pursuant to the Partnership Agreement, the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025 requires approval by a majority of the votes cast by the unitholders entitled to vote at the Annual Meeting. Abstentions will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. Because intermediaries will have discretion to vote units without the direction of their clients with respect to this proposal, there will not be any broker non-votes with respect to this proposal.

Approval of the Compensation of our Named Executive Officers (Proposal 3)

Pursuant to the Partnership Agreement, the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2024 requires approval by a majority of the votes cast by the unitholders entitled to vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. While this vote does not bind the Board to any particular action, the Board values the input of the limited partners and will take into account the outcome of this vote when considering future compensation arrangements.

Approval of the Adoption of the 2025 LTIP (Proposal 4)

Pursuant to the Partnership Agreement, the proposal to approve the adoption of the 2025 LTIP requires approval by a majority of the votes cast by the unitholders entitled to vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal.

Solicitation of Proxies

This solicitation of proxies is being made by the Board, and we will bear all costs incurred in the solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our units. We may solicit proxies by mail, telephone, or via the Internet through our executive officers, directors, and other management employees, who will receive no additional compensation for their services.

2024 Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is available on our website at www.blackstoneminerals.com in the “SEC Filings” subsection of the “Investors” section. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each unitholder to whom a Notice of Internet Availability of Proxy Materials is delivered upon the written request of such person addressed to Investor Relations at Black Stone Minerals, L.P., 1001 Fannin Street, Suite 2020, Houston, Texas, 77002.

PROPOSAL 1—ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee of the Board, the Board has nominated the following individuals for election as directors of the Board, each to serve until the 2026 Annual Meeting and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal:

Carin M. Barth

Thomas L. Carter, Jr.

D. Mark DeWalch

Jerry V. Kyle, Jr.

Michael C. Linn

Ashley J. Longmaid

William N. Mathis

William E. Randall

Alexander D. Stuart

James W. Whitehead

Each director nominee is currently serving on the Board. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below in each director’s biographical information under the heading “Executive Officers and Directors.”

The election of directors in this Proposal 1 requires the affirmative vote of a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. Each unitholder entitled to vote at the Annual Meeting is entitled to cumulate his or her votes in the election of directors and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of common units and preferred units (on an as-converted basis) held by the unitholder, multiplied by (y) the number of directors to be elected at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors. In addition, as described below under “Majority Voting Policy,” each of the incumbent director nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board.

Unless otherwise indicated on the proxy, the persons named as proxies will vote “FOR ALL” of the nominees listed above. We have no reason to believe that any of the nominees will be unable to serve if elected; however, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

EXECUTIVE OFFICERS AND DIRECTORS

The following table shows information for the executive officers and directors of the General Partner. Executive officers serve at the discretion of the Board. Directors hold office until their successors are duly elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age as of the Annual Meeting	Principal Position With The General Partner
Thomas L. Carter, Jr.*	73	Chairman, Chief Executive Officer, and President
H. Taylor DeWalch	36	Senior Vice President, Chief Financial Officer
L. Steve Putman	50	Senior Vice President, General Counsel, and Secretary
Carrie P. Clark	48	Senior Vice President, Chief Commercial Officer
Fowler T. Carter	45	Senior Vice President, Corporate Development
Chris R. Bonner	35	Vice President, Chief Accounting Officer
Carin M. Barth*	62	Director
D. Mark DeWalch*	63	Director
Jerry V. Kyle, Jr.*	64	Director
Michael C. Linn*	73	Director
Ashley J. Longmaid*	47	Director
William N. Mathis*	59	Director
William E. Randall *	58	Director
Alexander D. Stuart*	74	Director
James W. Whitehead*	49	Director

*	Nominated for election to the Board at the 2024 Annual Meeting

Thomas L. Carter, Jr. Mr. Carter has served as Chairman and Chief Executive Officer of the General Partner since November 2014. Mr. Carter served as President of the General Partner from November 2014 to June 2018 and returned to the position in February 2023. Mr. Carter founded BSMC, our predecessor, and served as President, Chief Executive Officer, and Chairman of Black Stone Natural Resources, L.L.C. (“BSNR”), the former general partner of BSMC, from 1998 to 2015. Mr. Carter served as Managing General Partner of W.T. Carter & Bro. from 1987 to 1992 and Black Stone Energy Company from 1980 to present, both of which preceded the General Partner. Mr. Carter founded Black Stone Energy Company, BSMC’s operating and exploration subsidiary, in 1980. From 1978 to 1980, Mr. Carter served as a lending officer in the Energy Department of Texas Commerce Bank in Houston, Texas, after serving in various other roles from 1975. Mr. Carter received M.B.A. and B.B.A. degrees from the University of Texas at Austin. Mr. Carter served as a director of Carrizo Oil & Gas Inc. from 2005 to 2019. Mr. Carter currently serves as a Trustee Emeritus of The Lawrenceville School.

Mr. Carter’s extensive industry and executive management experience and his background in finance qualify him to serve on the Board.

H. Taylor DeWalch has served as Senior Vice President, Chief Financial Officer of the General Partner since May 2024. Mr. DeWalch served as Vice President, Corporate Strategy and Development of the General Partner from February 2024 to May 2024. Mr. DeWalch served as Director, Strategy and Asset Development of the General Partner from February 2023 to February 2024. Prior to joining the General Partner in 2023, Mr. DeWalch served as a Senior Reservoir Engineer for Callon Petroleum, Inc. from 2022 to February 2023, and prior to that he served in multiple roles for Unitex Oil and Gas from 2018 to 2022, including Vice President of Reservoir Engineering, and in various engineering capacities for Anadarko Petroleum from 2012 to 2018. Mr. DeWalch received his Bachelor of Science in Petroleum Engineering from Louisiana State University.

L. Steve Putman. Mr. Putman has served as Senior Vice President, General Counsel, and Secretary of the General Partner since November 2014. Mr. Putman served as Senior Vice President, General Counsel, and

Secretary of BSNR from 2013 to 2015. Prior to joining BSMC, Mr. Putman was Managing Director and General Counsel of Quintana Capital Group from 2008 to 2013 and Vice President, General Counsel, and Secretary of Quintana Maritime Limited from 2005 to 2008. He also worked as an associate at Vinson & Elkins L.L.P. from 2001 to 2005 and Mayer Brown LLP from 2000 to 2001. Mr. Putman received a B.A. from the University of Texas at Austin and a J.D. from the University of Chicago. He is licensed to practice law in the states of Texas and Illinois.

Carrie P. Clark. Ms. Clark has served as Senior Vice President, Chief Commercial Officer of the General Partner since August 2021. From 2020 until she joined the General Partner, Ms. Clark served as Executive Vice President, Chief Administrative Officer, and General Counsel of University Lands, where she developed and managed legal and land management strategy for over 2.1 million acres of fee lands in Texas to generate oil and gas royalty and surface revenue for the benefit of the University of Texas and Texas A&M University Systems. From 2015 to 2020, Ms. Clark was Senior Vice President, Land and General Counsel of University Lands. From 2014 to 2015, Ms. Clark was Deputy General Counsel at Talos Energy, LLC. From 2011 to 2015, she served as Vice President, Land & Legal at EnerVest Operating LLC, a private oil and gas operator, where she led a large, diverse team of land and legal professionals in supporting the ownership, operation, and management of EnerVest’s oil and gas assets in North America. Ms. Clark served as Assistant General Counsel and Corporate Secretary for a wholesale generation and transmission electric cooperative from 2008 to 2011. Ms. Clark began her career in land and legal roles at Shell Oil Company. She served on the board of directors of Brigham Minerals Corporation from February 2020 until June 2021. She has a J.D. from the University of Houston Law Center and a B.B.A. in Petroleum Land Management and Finance from Texas Tech University.

Fowler T. Carter has served as Senior Vice President, Corporate Development of the General Partner since February 2025. Mr. Carter served as Vice President, Business Development of the General Partner from March 2024 to February 2025, and before that, he served in various other roles with the Partnership since joining in 2010. Prior to joining the Partnership, Mr. Carter served as an Associate in the Restructuring, Valuation, and Transactional Advisory practices at Opportune Consulting. Mr. Carter received his M.B.A. degree from the University of Saint Thomas and his B.B.A from Saint Edwards University. Mr. Carter currently serves on the Board of Trustees for both The Joy School and Episcopal High School.

Chris R. Bonner has served as Vice President, Chief Accounting Officer of the General Partner since February 2025. Mr. Bonner served as Director, Accounting from March 2022 until his appointment to Controller in June 2024; before that, he served as Corporate Accounting Manager of the General Partner since March 2020 and SEC Reporting Manager since October 2018. Before joining the Partnership, he worked in various audit-related capacities, most recently as Audit Manager, at BDO USA, LLP, a public accounting firm, which he joined in 2012. Mr. Bonner graduated from the University of Texas at Austin with a Bachelors in Accounting and a Masters in Professional Accounting. He is a Certified Public Accountant.

Carin M. Barth. Ms. Barth has served as a director of the General Partner since March 2015. She has served as President of LB Capital, Inc., a private capital firm she co-founded in 1988, since 2005. She has also served on the boards of directors of Enterprise Products Holdings LLC since 2015; Group 1 Automotive, Inc. since 2017; and she has served as a trustee of The Welch Foundation since 2012. She has served as an Operating Partner of Mountain Capital Management, LLC, an energy-focused private-equity firm, since 2022 and serves on the boards of one of its portfolio companies. Ms. Barth served on the boards of directors of BBVA USA Bancshares, Inc. (a subsidiary of BBVA Group) from January 2020 until May 2021; Halcón Resources Corporation from April 2019 to October 2019; Western Refining, Inc., a public crude oil refiner and marketer of refined products, from 2006 to 2016; and the Bill Barrett Corporation, a public oil and natural gas exploration and development company, from 2012 to 2016. From 2007 to 2021, she served as a board member of The Ronald McDonald House of Houston. From 2008 to 2014, she served as a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the board of regents of Texas Tech University from 1999 to 2005 and was Chairman of the University’s endowment from 2001 to 2005, 2006 to 2010, and was again appointed as Chairman in 2012 to 2018. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University.

Except as listed above, Ms. Barth has not served as a director of a publicly traded company or a registered investment company in the past five years. Ms. Barth received a B.S. from the University of Alabama, summa cum laude, and a M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

Ms. Barth’s experience in varied financial matters, including as chief financial officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her service on numerous public and private company boards are key attributes, among others, that make her well qualified to serve on the Board.

D. Mark DeWalch. Mr. DeWalch has served as director of the General Partner since March 2015. Mr. DeWalch served as director of BSNR from 2009 to 2015. Mr. DeWalch also serves as President of DeWalch Holdings LLC, co-owner of DeWalch Holdings LLC, President and Manager of DeWalch Investments, LLC and as President of DeWalch Diversified LP and other DeWalch-related entities. Mr. DeWalch served as Executive Vice President and Chief Financial Officer of DeWalch Technologies, Inc. from 1993 to 2022 and was a co-owner of DeWalch Technologies, Inc. from 1995 to 2022. Mr. DeWalch served on the board of directors of DeWalch Technologies, Inc. from 1985 to 2022. Mr. DeWalch began his career in commercial banking in New York with the Irving Trust Company where he served as a lending officer. Mr. DeWalch currently serves on the board of Texas Children’s Hospital and on the board of visitors of South Texas College of Law. He received M.B.A. and B.B.A. degrees from the University of Texas at Austin.

Mr. DeWalch provides valuable financial expertise to the Board due to his background in commercial banking, as well as a unique operational perspective due to his experience with DeWalch Technologies, Inc.

Jerry V. Kyle, Jr. Mr. Kyle has served as director of the General Partner since March 2015. Mr. Kyle served as director of BSNR from January 2013 to 2015. Mr. Kyle has been a Partner at Orrick, Herrington & Sutcliffe LLP since 2018. From 2002 until 2018, Mr. Kyle was a Partner at Andrews Kurth Kenyon LLP. Mr. Kyle received his J.D. from the University of Texas School of Law in 1990 and his B.A. from The Colorado College in 1984. He is a member of the Texas Bar Foundation and the Austin Bar Association.

Mr. Kyle’s extensive experience as a lawyer practicing in matters related to finance, lending, securities issuance and regulation, and legislative and regulatory affairs qualify him to serve on the Board.

Michael C. Linn. Mr. Linn has served as a director of the General Partner since March 2015. Mr. Linn served as director of BSNR from January 2013 to 2015. Mr. Linn is the founder of Linn Energy LLC and served as a director of Linn Energy LLC from December 2011 to 2017. Prior to such time, he was Executive Chairman of the board of directors of Linn Energy LLC since January 2010 and Chairman and Chief Executive Officer of Linn Energy, LLC from December 2007 to January 2010. Following his retirement as Executive Chairman of the board of directors of Linn Energy LLC in December 2011, Mr. Linn formed MCL Ventures LLC, a private investment vehicle that focuses on purchasing oil and natural gas royalty interests as well as non-operated interests in oil and natural gas wells. Mr. Linn has served as President and CEO of MCL Ventures LLC since 2012. Mr. Linn has also served as a member of the board of directors of Nabors Industries Ltd. since 2012 (where he served as Chairman of its compensation committee from 2012 until 2020 and has served as Chairman of its ESG committee since 2020), and a member of the board of managers of Cavallo Mineral Partners, LLC. Mr. Linn served as a member of the board of directors and Chairman of the conflicts committee of Western Refining GP, LLC from 2013 to 2017, a member of the board of directors of Centrica plc from June 2013 to April 2016, and Chairman of the SHESEC Committee of Centrica plc, as a member of the board of directors and compensation committee of Jagged Peak Energy from 2017 to 2019, and as a senior advisor to Quantum Energy Partners from 2012 until 2025. Mr. Linn received his J.D., cum laude, from the University of Baltimore School of Law in 1977 and his B.A., cum laude, from Villanova University in 1974.

Mr. Linn’s many years of experience as the Chief Executive Officer of a publicly traded oil and natural gas master limited partnership, as well as his deep industry knowledge and prior public company board experience, make him particularly well suited to serve on the Board.

Ashley J. Longmaid. Mr. Longmaid has served as director of the General Partner since March 2024. Mr. Longmaid has been Director of Operations at Burr Yacht Sales South, a yacht dealer in Stuart, Florida, since 2015. In 2020, he formed C Level Aviation LLC, which is currently a part owner of Sky Blue Jet Aviation, a flight school, service center, and aircraft dealer and broker located in North County Palm Beach and Sebastian, Florida. From 2005 to 2020, Mr. Longmaid operated Longmaid Charters, LLC, a charter company. Prior to that, he was a financial advisor at Morgan Stanley Dean Witter in Boston, Massachusetts. He serves on the board of trustees of The Pine School in Hobe Sound, Florida and as a Committee Member of Winter Harbor Yacht Club in Winter Harbor, Maine. Mr. Longmaid holds a B.S. degree from Roger Williams University.

Mr. Longmaid’s experience operating private companies and his family’s multi-generational ownership in the Partnership and its predecessors make him well qualified to serve on the Board of the General Partner.

William N. Mathis. Mr. Mathis has served as director of the General Partner since March 2015. Mr. Mathis served as director of BSNR from 2009 to 2015. Since 2001, he has been the managing partner of Conti Street Partners LLC, an investment company in Houston, Texas. He has served on the board of directors of Highland Resources, Inc. since 2004 and the board of directors of The GRB Partnership since 1998 and has been chairman of Australis Aquaculture LLC since 2009. He has also served as managing member of Wellspring Energy Partners, L.P. since 2012. Mr. Mathis served on the board of directors of Wilson Industries Inc. from 1994 to 1998, Paradigm Services LP from 1998 to 2008, and EnTouch Communications from 1999 to 2007. In addition, Mr. Mathis served on the board and executive committee of Davidson College and currently serves on the boards of The Museum of Fine Arts – Houston, The Brown Foundation Inc. of Houston, and The Texas Medical Center. Mr. Mathis is a graduate of Davidson College.

Mr. Mathis’s extensive experience in the oil and natural gas industry as well as extensive director-level corporate governance expertise qualify him to serve on the Board.

William E. Randall. Mr. Randall has served as director of the General Partner since June 2017. Mr. Randall has been a commercial real estate developer since 2001, and owns, manages, and leases retail shopping centers in the greater Houston, Texas area in various single purpose entities not affiliated with the Partnership. Additionally, Mr. Randall is an active manager in family investments, including venture capital, farming and ranching operations, and stock portfolios. Mr. Randall is a retired Navy Captain with over 30 years of service in active and reserve component commands leading troops in combat and peace time operations. Mr. Randall currently serves on the board of directors of Wayne Duddlesten Foundation. Mr. Randall received his B.S. from the United States Naval Academy in 1990 and M.B.A. from Rice Business School in 2001.

Mr. Randall provides valuable investment and acquisition expertise to the Board due to his background in commercial real estate development, as well as a unique perspective due to his service as a Captain in the Naval Reserve.

Alexander D. Stuart. Mr. Stuart has served as director of the General Partner since March 2015. Mr. Stuart served as director of BSNR from 1990 to 2015. He has been the President of North Star Investments, an investment firm responsible for identifying and managing a wide variety of assets, since 2004 and has served as the managing partner of RDS Investments, a limited partnership with extensive holdings in private equity, venture capital, real estate, energy, and publicly traded stocks and bonds since 2005. Mr. Stuart became a trustee of Lake Forest College in 2012 and the Art Institute of Chicago in 2024 and serves on the finance and endowment committees for both institutions. Since 2006, Mr. Stuart has been a director of Northwestern Lake Forest Hospital. Mr. Stuart received his A.B. from Princeton University and his M.B.A. from Harvard Business School.

Mr. Stuart’s investment management experience and experience serving as a director of BSNR qualify him to serve on the Board.

James W. Whitehead. Mr. Whitehead has served as director of the General Partner since July 2023. He has been the Alternative Investments Manager of R. Lacy Services, Ltd., a private oil & gas company, since 2020.

From 2005 until he left to join R. Lacy Services, Ltd., he worked at the Partnership in various capacities, most recently as Director of Enterprise Operations Optimization. Mr. Whitehead has also served on the board of managers of R. Lacy Services, GP, LLC since 2020. He currently serves on the board of trustees of Episcopal High School in Houston. He received a B.S. from Vanderbilt University and an M.B.A. from the Jones Graduate School of Business at Rice University.

Mr. Whitehead’s oil and gas expertise, including his experience working for the Partnership, qualify him to serve on the Board.

GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to unitholders. Our Corporate Governance Guidelines cover the following principal subjects:

•	the size of the Board;

•	qualifications and independence standards for the Board;

•	director responsibilities;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board;

•	self-evaluation and succession planning;

•	unitholder communications with directors; and

•	access to management and to independent advisors.

The Corporate Governance Guidelines are available on our website at www.blackstoneminerals.com under the “Corporate Governance” subsection of the “Investors” section. The Corporate Governance Guidelines will be reviewed periodically and as necessary by our Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. We believe that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership Structure

The Board’s leadership structure does not separate the Chief Executive Officer and Chairman of the Board positions. The Board retains the authority to modify this structure as and when appropriate, and it is possible that the Board may decide to separate the Chief Executive Officer and Chairman of the Board positions in the future.

The Board believes that there is no single, generally accepted approach to providing Board leadership and that each of the possible leadership structures for a board of directors must be considered in the context of the individuals involved and the specific circumstances facing a company as the right leadership structure may vary as circumstances change. The Board currently is of the view that it is in our best interest for the Chief Executive Officer to also serve as the Board’s Chairman. Mr. Carter serves as our Chief Executive Officer as well as Chairman of the Board. As the director most familiar with our business and industry and most capable of effectively identifying strategic priorities, he is best positioned to lead the Board through reviews of key business and strategic issues.

Executive Sessions of Non-Management Directors

The Board holds regular executive sessions in which the non-management directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The director who presides at these meetings, the Lead Director, is elected by the Board and serves for a two-year term. Carin M. Barth currently serves as Lead Director and was initially elected in 2020. The Lead Director is responsible for preparing an agenda for the meetings of the non-management directors in executive session. Currently, all the non-management directors of the Board are independent under the listing requirements of the NYSE.

Risk Oversight Procedures

The Board, as a whole, oversees our assessment of major risks and the measures taken to manage such risks. For example, the Board:

•	oversees our long-term strategic plans, assesses risks that would cause us to fail to achieve our strategic plans and reviews strategies to mitigate those risks;

•	oversees management of our exposure to commodity prices through regular review of our hedging position and hedging policy;

•	monitors our liquidity profile and our compliance with the financial covenants contained in our borrowing arrangements;

•	oversees environmental, social, and governance (“ESG”) matters;

•	oversees management of our exposure to cybersecurity threats and data breaches; and

•

has established specific dollar limits on the commitment authority of members of management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Audit Committee is responsible for overseeing and discussing with management our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures as well as the risks associated with our hedging strategy. The Compensation Committee is responsible for reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking. It also reviews and discusses the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk. The Board does not consider its role in oversight of our risk management function to be relevant to its choice of leadership structure.

Director Independence

The Board has determined that Ms. Barth, Mr. Kyle, Mr. Linn, Mr. Longmaid, Mr. Mathis, Mr. Randall, Mr. Stuart, and Mr. Whitehead are independent as defined by the rules of the NYSE.

Committees of the Board

The Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Board will appoint a conflicts committee as necessary. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee each have a written charter approved by the Board. Each of these written charters is available on our website at www.blackstoneminerals.com under the “Corporate Governance” subsection of the “Investors” section. Summaries of the functions performed by and the membership of each committee of the Board are set forth below.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Carin M. Barth(1)(2)	Chair
Thomas L. Carter, Jr.
D. Mark DeWalch			X
Jerry V. Kyle, Jr	X
Michael C. Linn		X
Ashley J. Longmaid		X
William N. Mathis			Chair
William E. Randall	X		X
Alexander D. Stuart		Chair
James W. Whitehead	X

(1)	Lead Director
(2)	Financial Expert

Audit Committee

We maintain an audit committee of four members, and all its members meet the independence and experience standards established by the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Barth and Messrs. Kyle, Randall and Whitehead currently sit on the Audit Committee, with Ms. Barth acting as the Committee Chair. The Board has also determined that Ms. Barth qualifies as an “audit committee financial expert,” as such term is defined under SEC rules.

The Audit Committee assists the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) qualifications and independence of our independent registered public accounting firm, and (iv) performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The Audit Committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm is given unrestricted access to the Audit Committee and our management, as necessary.

Compensation Committee

Because we are a limited partnership, we are not required by the rules of the NYSE to have a compensation committee or a compensation committee composed entirely of independent directors. However, we have opted to maintain a compensation committee, and all of its members meet the independence standards established by the NYSE. Messrs. Linn, Longmaid, and Stuart currently sit on the Compensation Committee, with Mr. Stuart acting as the Committee Chair.

The Compensation Committee reviews and determines the compensation for the executive officers of the General Partner and reviews and makes recommendations to the Board regarding director compensation. The Compensation Committee also administers our incentive compensation and equity-based benefit plans.

The Compensation Committee is delegated all of its authority, as may be required or advisable to fulfill its purposes, by the Board. The Compensation Committee may delegate to any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the Compensation Committee, include members of management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee will consult with our Chief Executive Officer when evaluating the performance of, and setting the compensation for, our executive officers other than the Chief Executive Officer.

The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities. In 2024, the Compensation Committee engaged Frederick W. Cook & Co., Inc. (“FW Cook”) directly as its independent compensation consultant to assist the Committee with its responsibilities related to our executive officer and director compensation programs. A representative of FW Cook attends Compensation Committee meetings, as requested, and communicates with the Chair of the Compensation Committee between meetings. However, the Compensation Committee makes all decisions regarding the compensation of our executive officers and directors. FW Cook reports directly to the Compensation Committee and all work conducted by FW Cook for us is on behalf of the Compensation Committee.

The Compensation Committee regularly reviews the services provided by its outside consultant and believes that FW Cook is independent under applicable SEC rules in providing executive compensation consulting services. In making this determination, the Committee noted that during fiscal 2024:

•

FW Cook did not provide any services to us or our management other than services requested by or with the approval of the Compensation Committee; such services were limited to executive officer and director compensation consulting;

•	FW Cook maintains a conflicts policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

•	We have been advised by FW Cook that the fees we paid to FW Cook in 2024 were less than 1% of FW Cook’s total consulting income for that period;

•	None of the FW Cook consultants working on our matters in 2024 had any business or personal relationship with any Compensation Committee members;

•	None of the FW Cook consultants working on our matters in 2024 had any business or personal relationship with any of our executive officers; and

•	None of the FW Cook consultants working on our matters owns our units.

The Compensation Committee periodically monitors the independence of FW Cook.

Nominating & Governance Committee

Because we are a limited partnership, we are not required by the rules of the NYSE to have a nominating and governance committee or a nominating and governance committee composed entirely of independent directors. However, we have opted to maintain a nominating and governance committee. Messrs. DeWalch, Mathis, and Randall currently sit on the Nominating and Governance Committee, with Mr. Mathis acting as the Committee Chair.

The Nominating and Governance Committee identifies individuals qualified to serve on the Board and recommends director nominees for each annual meeting of limited partners or for appointment to fill vacancies, oversees our governance policies, including ESG policies, and oversees the evaluation of the Board and its committees.

Conflicts Committee

At least one independent member of the Board is required, by NYSE rules, to serve on a conflicts committee, as necessary, to review specific matters that the Board believes may involve conflicts of interest. The conflicts committee determines if the resolution of the conflict of interest is, in its subjective belief, not adverse to our interest. The members of the conflicts committee may not be officers or employees of the General Partner or directors, officers, or employees of its affiliates and must meet the independence standards established by NYSE and the Exchange Act rules to serve on an audit committee of a board of directors, along with the requirements in the Partnership Agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by the Partnership and all its unitholders and not a breach by the General Partner of any duties or contractual obligations it may owe the Partnership or its unitholders.

Board and Committee Meeting Attendance

During the 2024 fiscal year, the Board held six regularly scheduled and special meetings of the full Board; the Audit Committee held eight meetings; the Compensation Committee held four meetings; and the Nominating and Governance Committee held four meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

Director Attendance at Annual Meetings of Limited Partners

Directors are encouraged, but not required, to attend the annual meetings of limited partners. All incumbent directors attended the Partnership’s 2024 annual meeting.

Director Nominations

Nominations of persons for election to the Board may be made at an annual meeting of the limited partners or, provided that the Board or unitholders have determined that directors will be elected at such a meeting, a special meeting of the limited partners, in any such case only pursuant to the General Partner’s notice of meeting (or any supplement thereto), (a) by or at the direction of the Board or any committee thereof, or (b) by any unitholder or group of unitholders who (1) is entitled to vote at the meeting, (2) complies with the notice procedures set forth in the Partnership Agreement, and (3) either individually or as a group hold units representing at least 10% of the outstanding units (measured on a fully diluted basis and treating the preferred units on an as-converted basis) both at the time of giving notice of such nomination and at the meeting. In addition, unitholders who intend to solicit proxies in support for director nominees other than the Partnership’s nominees must include the additional information required by Rule 14a-19(b) under the Exchange Act.

The Board believes that all directors must possess a considerable amount of management experience (such as experience as an executive), a solid financial background, and oil and gas related business or investment experience. The Nominating and Governance Committee is responsible for establishing criteria for the selection of new Board members and identifying (after taking into account all factors the Committee considers appropriate), evaluating, and recommending candidates to the Board for prospective Board membership. The Committee also considers matters relating to the retirement of Board members, including term limits or age limits, attendance at Board and committee meetings, conflicts of interest, and other relevant factors. The Nominating and Governance Committee does not have a formal policy with respect to diversity.

Majority Voting Policy

We have adopted a Majority Voting Policy, which provides that any incumbent nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly, but in any case, no later than five (5) business days following the certification of the unitholder vote, tender his or her resignation for consideration by the Nominating and Governance Committee.

The Nominating and Governance Committee will promptly consider the tendered resignation and, as soon as reasonably practicable following the date of the Nominating and Governance Committee’s receipt of such resignation, but in any case, no later than 45 calendar days following certification of the unitholder vote, will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the Majority Withheld Vote. In making this recommendation, the Nominating and Governance Committee will consider all factors deemed relevant by its members, including the underlying reasons why unitholders “withheld” votes for the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Partnership, whether by accepting such resignation we will no longer be in compliance with any applicable law, rule, regulation, or governing document, and whether or not accepting the resignation is in the best interests of us and our unitholders.

The Board will promptly act on the Nominating and Governance Committee’s recommendation, but in any case, no later than 120 days following the certification of the unitholder vote. In consideration of the Nominating and Governance Committee recommendation, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board deems relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC.

Any director who, in accordance with the Majority Voting Policy, tenders his or her resignation, will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other Nominating and Governance Committee and Board activities, deliberations, and decisions during this Nominating and Governance Committee and Board process.

If a majority of the members of the Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who are on the Board and who did not receive a Majority Withheld Vote will act as the Board for the purpose of considering the tendered resignations and will decide whether to accept or reject them.

Communication with the Board

A holder of our units or other interested party who wishes to communicate with the directors of the General Partner may do so by sending communications to the Board, any committee of the Board, the Lead Director, the Chairman of the Board, or any other director by telephone at (713) 445-3200, or in writing to 1001 Fannin Street, Suite 2020, Houston, Texas, 77002 by marking the envelope containing each communication as “Unitholder Communication with Directors” and clearly identifying the intended recipient(s) of the communication. Communications will be relayed to the intended recipient of the Board except in instances where it is deemed unnecessary or inappropriate to do so pursuant to our Corporate Governance Guidelines, which are available on our website at www.blackstoneminerals.com in the “Corporate Governance” subsection under the “Investors” section. Any communications withheld under those guidelines will nonetheless be retained and available for any director who wishes to review them.

Code of Ethics

We have a Code of Business Conduct and Ethics that applies to our directors, officers, and employees as well as a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and the other senior financial officers, each as required by NYSE and SEC rules. Each of the foregoing is available on our website at www.blackstoneminerals.com in the “Corporate Governance” subsection of the “Investors” section. We will provide copies, free of charge, of any of the foregoing upon receipt of a written request to Investor Relations at Black Stone Minerals, L.P., 1001 Fannin Street, Suite 2020, Houston, Texas 77002. We intend to disclose amendments to and waivers, if any, from our Code of Business Conduct and Ethics and Financial Code of Ethics, as required, on our website, www.blackstoneminerals.com, promptly following the date of any such amendment or waiver.

Environmental, Social, and Governance Matters

We are committed to maintaining high standards in the stewardship of our assets, our social responsibilities as they relate to our hiring and employment practices, and our governance policies. Our Board has appointed Ms. Barth and Mr. Linn to an ESG Task Force that reports to our Nominating & Governance Committee. The ESG Task Force works with management to study the applicability of ESG frameworks to the minerals industry, to refine our ESG policies accordingly, and to recommend and review the publication of meaningful disclosure that is relevant to our investors.

Procedures for Review, Approval, and Ratification of Transactions with Related Persons

Under our Code of Business Conduct and Ethics, a director or officer is expected to bring to the attention of the General Counsel any conflict or potential conflict of interest that may arise between the director or officer or any affiliate of the director or officer, including a member of such person’s immediate family, on the one hand, and us or the General Partner on the other. The resolution of any conflict or potential conflict should, at the discretion of the Board and in light of the circumstances, taking in account the requirements of the NYSE with respect to related party transactions, be determined by a majority of the disinterested directors.

Certain Relationships and Related Party Transactions

We employ Fowler T. Carter, the son of Mr. Carter, Chairman, Chief Executive Officer and President of the General Partner, as Senior Vice President, Corporate Development, and he received total compensation from us of $483,369 during the year ended December 31, 2024. We also employ Stephen Fox, the son-in-law of Mr. Carter, as Land Manager, Gulf Coast, and he received total compensation from us of $339,682 during the year ended December 31, 2024.

Insider Trading Policy
We have an
insider trading policy,
which prohibits directors, officers, employees, and consultants from engaging in hedging or monetization transactions, whether direct or indirect, involving our securities, regardless of whether such persons are in possession of material, nonpublic information. Transactions involving Partnership-based derivative securities, including options, warrants, unit appreciation rights, convertible notes, or similar rights whose value is derived from the value of an equity security, are also prohibited. This policy does not restrict holding, exercising, or settling awards such as options, restricted units, or other derivative securities granted under a Partnership equity incentive plan. It is also the policy of the Partnership to comply with all applicable securities laws when transacting in its own securities. A copy of the Partnership’s insider trading policy was filed as Exhibit 19.1 to its Annual Report on Form
10-K
for the year ended December 31, 2024.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the rationale and policies for the compensation of our named executive officers (“Named Executive Officers” or “NEOs”) for our fiscal year ending December 31, 2024 (the “2024 Fiscal Year”). Our Named Executive Officers for the 2024 Fiscal Year were:

Name	Title
Thomas L. Carter, Jr.	Chairman, Chief Executive Officer, and President
H. Taylor DeWalch	Senior Vice President, Chief Financial Officer(1)
L. Steve Putman	Senior Vice President, General Counsel, and Secretary
Carrie P. Clark	Senior Vice President, Chief Commercial Officer(2)
Dawn K. Smajstrla	Former Vice President, Chief Accounting Officer(3)
Evan M. Kiefer	Former Senior Vice President, Chief Financial Officer, and Treasurer(4)

(1)	Mr. DeWalch was appointed Senior Vice President, Chief Financial Officer on May 28, 2024.
(2)	Ms. Clark’s title was changed in 2024 from Senior Vice President, Land & Commercial to Senior Vice President, Chief Commercial Officer.
(3)	Ms. Smajstrla ceased service as the Vice President, Chief Accounting Office effective June 13, 2024.
(4)	Mr. Kiefer ceased service as the Senior Vice President, Chief Financial Officer, and Treasurer of the General Partner effective May 28, 2024.

This CD&A is intended to provide context for the tabular disclosure provided in the executive compensation tables below and to provide investors with the material information necessary to understanding our executive compensation program.

Pay and Partnership Performance Alignment

As shown in the table below, while Total Unitholder Return has been positive in each of the past three fiscal years, our CEO’s reported compensation has remained relatively flat. This reflects our disciplined approach to pay adjustments, ensuring alignment with long-term value creation and reinforcing our commitment to responsible compensation practices.

	Year-Over-Year Change
	FY2022	FY2023	FY2024
Total Unitholder Return	+78%	+6%	+1%
CEO Reported Pay	0%	-6%	+4%

“CEO Reported Pay” includes base salary, short-term incentive bonus actually earned, and the grant date fair value of long-term incentive awards granted in the applicable year, as reported in the summary compensation tables (“SCT”) in the Partnership’s proxy statements.

Compensation Best Practices

We use traditional compensation elements of base salary, annual and long-term incentives, and employee benefits to deliver an attractive and competitive compensation program. We benchmark both compensation and Partnership performance in evaluating the appropriateness of pay. All executive pay programs are administered by an independent Compensation Committee, with the assistance of an independent compensation consultant. The Compensation Committee engages in an annual review of the Partnership’s compensation program, which allows us to adjust our position based on market conditions and our business strategy to provide continual alignment between our compensation philosophy and corporate objectives. Highlights of our executive compensation program include the following:

What We Do		What We Don’t Do
✓	Link annual incentives to the achievement of pre-established performance goals	×	Tax gross ups
✓	Emphasize long-term performance	×	“Single trigger” change-in-control payments
✓	Provide at least 50% of our long-term compensation in the form of performance-based incentives	×	Excessive perquisites
✓	Regularly evaluate the risks of our compensation programs	×	Hedging of Partnership units
✓	Maintain an independent Compensation Committee	×	Guaranteed minimum bonus payments for executive officers
✓	Engage an independent compensation consultant	×	Automatic increases in executive base salary or lock-step changes in compensation based on peer group levels or metrics
✓	Maintain a clawback policy	×	Repricing or buyout of underwater options without unitholder approval
✓	Emphasize performance-based, at-risk compensation
✓	Maintain robust unit ownership and retention guidelines
✓	Hold an annual say-on-pay advisory vote

Compensation Strategy (Objectives of our Executive Compensation Program)

We design our executive compensation program to support our strategic goal of paying for performance and to motivate and reward executives for both short-term and long-term performance. The Partnership’s executive compensation program is structured to focus on the following key objectives:

OBJECTIVES	HOW WE MEET OUR OBJECTIVES
Attract and retain high performing talent	• Provide a competitive total compensation package considering base salary, short-term and long-term incentives, and benefits.

Motivate and reward executives	• Provide a significant portion of each NEO’s total compensation opportunity in the form of variable compensation.

• Align our executive compensation with short-term and long-term performance of the Partnership.

Address the cyclicality of the oil and gas industry	• The short-term incentive plan focuses on financial goals to encourage executives to execute on short-term goals that lead to long-term unitholder value.

•  The Black Stone Minerals, L.P. Long-Term Incentive Plan (the “Prior LTIP”) utilizes a combination of performance-based and time-based awards, balancing an emphasis on performance and retention through the business cycles.

OBJECTIVES	HOW WE MEET OUR OBJECTIVES
Align executive compensation with unitholder interests

•  The Partnership places a large emphasis on at-risk and variable compensation in the form of short and long-term incentives which make up, on a weighted average basis, more than 85% of target total direct compensation for our NEOs who served as executive officers for the majority of 2024.

Peer Group (Demonstrating the Competitive Market for Pay)

The Compensation Committee utilizes a comparative group of industry companies (the “Peer Group”) to evaluate the competitiveness of our executive compensation program. The Peer Group represents organizations of comparable size and complexity of operations. Further, the Peer Group represents those organizations with which we compete for talent. The Compensation Committee reviews the Peer Group annually to ensure continued appropriateness for benchmarking purposes. For the 2024 Fiscal Year, the Peer Group consisted of companies selected for comparative size, complexity, revenue, EBITDA, and market capitalization.

The Compensation Committee assesses our compensation elements using compiled Peer Group data and national compensation survey data to establish market consensus information (“Competitive Market Data”). The Peer Group used for 2024 compensation benchmarking consisted of the following companies:

Antero Resources	Comstock Resources	Permian Resources
California Resources	Gulfport Energy	Range Resources
Callon Petroleum	Kimbell Royalty Partners	SilverBow Resources
Chord Energy	Magnolia Oil & Gas	Sitio Royalties
Civitas Resources	Matador Resources	SM Energy
CNX Resources	Northern Oil & Gas	Vital Energy

Adjustments are made to our peer group throughout the year in order to reflect certain transactional activities of our peers, such as being merged out of existence or filing for bankruptcy.

Key Components of our Compensation Program and Compensation Mix

Our executive compensation program is a traditional structure that has been customized to align with the Partnership’s business and organizational objectives. We annually evaluate the various components of our compensation program relative to the competitive market. Our compensation and benefit programs for the 2024 Fiscal Year consisted of the following key components, which are described in greater detail below:

•	Base salary;

•	Short-term incentive bonuses;

•	Long-term incentive awards;

•	Severance arrangements; and

•	Broad-based retirement, health, and welfare benefits.

In allocating compensation among the various components, we emphasize performance-based, at-risk compensation while also providing competitive levels of fixed compensation. Long-term incentives constitute the largest portion of total compensation and provide an important connection to common unitholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. We evaluate each element against the competitive market within the parameters of our compensation strategy. Therefore, the relative weighting of each element of our total pay mix may change over time as the competitive market moves or other market conditions change.

The charts below show the target compensation mix for Mr. Carter, our Chief Executive Officer, and the average target compensation mix of the other NEOs for the 2024 Fiscal Year. For this purpose, all incentive awards are included at target levels of performance (and for LTI Performance Units (as defined below), multiplying such target units by the closing price of our common units on the grant date).

(1)	Average Non-CEO target compensation calculations do not include former executives Mr. Kiefer and Ms. Smajstrla.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Base Salary

Each NEO’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each NEO based on position and responsibility and are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience. We review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review, we consider individual and company performance over the course of that year. The Compensation Committee approved increases to base salaries in 2024 for certain NEOs to align their base salaries closer to the median for their positions compared to the Competitive Market Data. Annualized base salaries for our NEOs for 2023 and 2024 are set forth in the table below:

Name	2023 Base Salary	2024 Base Salary
Thomas L. Carter, Jr.	$454,983	$470,907
H. Taylor DeWalch(1)	—	$310,000
L. Steve Putman	$315,000	$326,025
Carrie P. Clark	$315,000	$326,025
Dawn K. Smajstrla	$300,928	$300,928
Evan M. Kiefer	$250,000	$280,000

(1)	Prior to his appointment as CFO in May 2024, Mr. DeWalch was not an executive officer of the Partnership. In connection with his promotion to CFO, Mr. DeWalch’s base salary was increased to $310,000.

Short-Term Incentive Bonuses

Our performance-based short-term incentive bonus (“STI Bonus”) granted under the Prior LTIP is based upon our pay-for-performance philosophy. The STI Bonus provides our NEOs with an incentive in the form of an annual bonus to achieve our overall business goals. These awards are payable based on the achievement of annual financial objectives measured against our internal operating plan established at the beginning of each fiscal year. Final payouts are subject to reduction or increase by the Compensation Committee for individual and team performance during the performance period.

Annual STI Bonus targets are measured as a percentage of each NEO’s base salary and are reviewed and confirmed annually by the Compensation Committee. Due to the transition in the Chief Financial Officer role in 2024, Mr. DeWalch’s target STI Bonus was increased to 100% upon his appointment as CFO. Otherwise, no changes were made to any of our NEO’s annual STI Bonus target percentages for the 2024 Fiscal Year. Since Ms. Smajstrla and Mr. Kiefer departed before the end of the year, they were not eligible to receive a 2024 STI Bonus, however their STI Bonus targets as of the beginning of 2024 are included below for reference. For more information on severance amounts paid to Mr. Kiefer, please see the section below entitled “Potential Payments Upon Termination or a Change in Control.” The table below provides STI Bonus targets as a percentage of base salary for each of our NEOs for the 2024 Fiscal Year.

Name	Target STI Bonus (as a % of Base Salary)
Thomas L. Carter, Jr.	120%
H. Taylor DeWalch	100%
L. Steve Putman	100%
Carrie P. Clark	100%
Dawn K. Smajstrla	75%
Evan M. Kiefer	100%

Payouts can range from 0% to 200% of the established percentage of salary, with a payout of 50% if threshold performance is achieved, 100% if target performance is achieved, and 200% if maximum performance is achieved.

2024 STI Performance Results

The STI Bonuses for the 2024 Fiscal Year were equal to the product of each NEO’s (i) target bonus and (ii) our adjusted EBITDAX Payout Factor, which is based on our adjusted EBITDAX achievement level, but further adjusted as described below. For the 2024 Fiscal Year, the adjusted EBITDAX target established at the beginning of the performance period was $376.668 million.

For purposes of calculating the STI Bonus, adjusted EBITDAX was calculated as the ratio of our actual adjusted EBITDAX for the applicable year to our budgeted adjusted EBITDAX for such year, as adjusted by an Adjusted EBITDAX Payout Factor that emphasizes the effect of under-or over-achievement, with linear interpolations between the target and either the threshold or maximum, as outlined below:

	Below Threshold	Threshold	Target	Maximum
Adjusted EBITDAX Achievement Level (as % of Target)	<70%	70%	100%	≥	130%
Adjusted EBITDAX Payout Factor	0%	50%	100%		200%

Actual adjusted EBITDAX for the 2024 Fiscal Year was $381.302 million. We achieved an adjusted EBITDAX payout factor of slightly more than 100% of target.

The STI Bonus achievement resulted in payments to participants as reflected below:

Name	Target Bonus Value	Adjusted EBITDAX Payout Factor (1)	Actual Bonus Earned
Thomas L. Carter, Jr.	$565,089	104.1%		$588,262
H. Taylor DeWalch(2)	$251,716	104.1%		$262,038
L. Steve Putman	$326,025	104.1%		$339,394
Carrie P. Clark	$326,025	104.1%		$339,394
Dawn K. Smajstrla	$225,696	N/A	$	N/A
Evan M. Kiefer	$280,000	N/A	$	N/A

(1)

For the purpose of calculating the payout factor, our actual adjusted EBITDAX for the 2024 Fiscal Year was calculated, subject to the discretion of the Compensation Committee, by applying additional adjustments to Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization expense, adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains or losses on sales of assets, if any. We then adjust Adjusted EBITDA (a) to subtract other income (excluding tax provision), interest and investment income, and change in deferred revenue, (b) to add back exploration expense, and (c) to reverse the effect of actual cash STI and replace with the budgeted amount. Our budgeted adjusted EBITDAX for the 2024 Fiscal Year was the amount approved by the Board of the General Partner in the annual budget for 2024.

(2)	Mr. DeWalch’s target bonus value reflects a pro-rated amount based on the amount of time he served as the CFO in 2024.

Long-Term Incentives

Our long-term incentive program is designed to align the interests of executive officers with unitholders and reward executives for achievement of long-term goals. Long-term incentives play an important role in the retention of executives and provide executives an opportunity to acquire equity ownership in the Partnership. For these reasons, we place more emphasis on long-term incentive compensation than any other compensation element. Long-term equity incentive awards are provided under the Prior LTIP. The Compensation Committee annually reviews and determines the allocation between the long-term incentive vehicles based on Competitive Market Data, as well as input from senior management regarding our key business drivers. For the 2024 Fiscal Year, the long-term incentive program consisted of annual grants of an equal combination of performance-based unit awards and time-based restricted unit awards. This reflects the Compensation Committee’s goal of aligning the interests of our NEOs with our unitholders. In January 2024, the Compensation Committee approved target annual long-term incentive award increases of 3.5% for each of Messrs. Carter and Putman and Ms. Clark.

LTI Performance Units

One-half of the target value of annual long-term incentive awards granted to our NEOs for the 2024 Fiscal Year consisted of long- term performance-based phantom units (“LTI Performance Units”) granted under the Prior LTIP. The Compensation Committee grants performance-based awards to drive our performance towards achievement of established goals over a three-year performance period. The performance targets are intended to encourage long-term growth and bolster the health of the Partnership’s assets. The target LTI Performance Units granted to each NEO are reflected in the following table:

Name	Target Annual LTI Performance Units
Thomas L. Carter, Jr.	111,510
H. Taylor DeWalch	5,121
L. Steve Putman	56,325
Carrie P. Clark	39,759
Dawn K. Smajstrla	15,243
Evan M. Kiefer	28,658

The annual grants of LTI Performance Units awarded during the 2024 Fiscal Year are measured based on the average performance percentage attained over the performance period beginning January 1, 2024 and ending December 31, 2026. The percent of these target LTI Performance Units that will become earned upon the attainment of average performance percentage will be determined using linear interpolation in accordance with the following table:

	Below Threshold	Threshold	Target	Maximum
Average Performance (as % of Target)	<70%	70%	100%	≥	130%
LTI Performance Units Earned (as % of Target)	0%	50%	100%		200%

The average performance percentage is determined by finding the mean of the “production performance percentage” and the “reserve performance percentage” for each of the three years in the performance period. The “production performance percentage” reflects the attainment of per-unit production levels as a percentage of the budgeted per-unit production levels (as determined by the Board of the General Partner) for the applicable year. The “reserve performance percentage” reflects the attainment of per-unit proved reserve levels as a percent of the budgeted per-unit proved reserve levels (as determined by the Board) for the applicable year. For the 2024 Fiscal Year, the “reserve performance percentage” was achieved at 91.12% of target and the “production performance percentage” was achieved at 92.17%, resulting in an “average performance percentage” of 91.64% of target; however, the actual performance achieved will not be determined until the completion of the three-year performance period.

LTI Restricted Units

One-half of the target value of annual long-term incentive awards granted to our NEOs for the 2024 Fiscal Year consisted of restricted unit awards (“LTI Restricted Units”). The Compensation Committee grants these time-based awards to encourage and promote retention of key employees. The LTI Restricted Units granted to all NEOs on January 31, 2024, vest in one-third increments on each of January 7, 2025, January 7, 2026, and January 7, 2027. The LTI Restricted Units granted to each NEO are reflected in the following table:

Name	Target LTI Restricted Units
Thomas L. Carter, Jr.	111,510
H. Taylor DeWalch	5,121
L. Steve Putman	56,325
Carrie P. Clark	39,759
Dawn K. Smajstrla	15,243
Evan M. Kiefer	28,658

Settlement of 2022 LTI Performance Units

Vesting and payout of the 2022 LTI Performance Units was assessed by the Compensation Committee in February 2025. The following table summarizes the performance as a percentage of target for the 2022 LTI Performance Units based on production and reserve performance over the three-year period ending December 31, 2024.

	2022	2023	2024	3-Yr Avg
Reserves	107.42%	96.69%	91.12%	98.41%
Production	106.05%	105.47%	92.17%	101.23%

Average Performance Percentage				99.82%

Overall Payout (% of Target)				99.70%

The following table summarizes the payouts for the 2022 LTI Performance Units based on production and reserve performance over the three-year period ending December 31, 2024.

Name	Target 2022 LTI Performance Units	Payout as a % of Target	Earned 2022 LTI Performance Units(1)
Thomas L. Carter, Jr.	140,349	99.70%	139,927
H. Taylor DeWalch	N/A	N/A	N/A
L. Steve Putman	70,892	99.70%	70,679
Carrie P. Clark	35,029	99.70%	34,923
Dawn K. Smajstrla	N/A	N/A	N/A
Evan M. Kiefer	N/A	N/A	N/A

(1)

The amounts reported in this column do not include the number of additional common units earned by each NEO with respect to the distribution-equivalent rights (“DERs”) granted in tandem with the 2022 LTI Performance Units and paid in 2025. For further information regarding the vesting of such DERs, please see the “Option Exercises and Units Vested in the 2024 Fiscal Year” table, which includes accrued distribution-equivalent rights paid in 2024 with respect to certain of the NEOs’ LTI Performance Units.

Policies and Practices Related to the Timing of Grants of Certain Equity-Based Awards
We do not currently grant stock options or stock appreciation rights (“SARs”) as part of our equity compensation programs, and therefore we do not maintain a formal policy regarding the timing of stock option or SAR awards. During 2024, while the Board did not grant any stock options or SARs, it did not time the disclosure of material nonpublic information to affect the value of other types of executive compensation awards granted to any service provider.
Post-Employment and Change in Control Benefits
Each of the NEOs serving as of December 31, 2024 is party to a severance agreement that provides for severance payments and benefits upon certain terminations of employment, including enhanced benefits upon certain terminations of employment following a change in control. These severance agreements are intended to provide protections to the NEOs in the event of certain involuntary terminations, and they assist in recruiting and retaining high performing talent. Additionally, these agreements provide us with an opportunity to obtain non-competes
and other restrictive covenants, providing protection to the Partnership in the event of the termination of an NEO’s employment.
In connection with Mr. Kiefer’s departure on May 28, 2024, the Partnership entered into a Separation Agreement with Mr. Kiefer that provided for payments consistent with his existing severance agreement and award agreements. The Compensation Committee and Board determined that these amounts were appropriate because (a) Mr. Kiefer’s departure was a qualifying termination under his existing severance agreement and award agreements, and (b) moreover, the payments recognized Mr. Kiefer’s integral role in the Partnership’s performance during his tenure as Senior Vice President, CFO, and Treasurer. For a description of the terms of the severance agreements and arrangements with each of the NEOs, please see the section below entitled “Potential Payments Upon Termination or a Change in Control.”

Other Benefits

We currently maintain a 401(k) Plan, which permits all eligible employees, including the NEOs, to make voluntary pre-tax or after-tax (Roth) contributions to the plan. In addition, we are permitted to make discretionary matching contributions under the plan. In 2024, the Partnership’s matching contribution rate was 100% of the first 5% of eligible compensation deferred by an employee, up to the annual allowable U.S. Internal Revenue Code limits. Matching contributions are subject to a graded vesting schedule, with 33% vested after one year, 66% vested after two years, and 100% vested after the initial three years of employment with us. Following three years of employment, future Partnership matching contributions vest immediately. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

We also provide health and welfare benefits to our NEOs on the same terms as generally offered to our employees. In addition, we pay the costs associated with Mr. Carter’s club memberships. The aggregate cost of these memberships is less than $10,000 per year, and as a result, these amounts are not reflected in the “Summary Compensation Table” below.

Say-on-Pay and Say-on-Frequency

Last year, our limited partners overwhelmingly approved, on an advisory basis, the compensation programs for our NEOs. Advisory votes in favor of these programs were cast by nearly 98% of the votes cast by unitholders at the 2024 Annual Meeting. At our annual meeting held in 2024, our unitholders voted in favor of holding advisory “Say-on-Pay” votes on an annual basis, which was the frequency recommended by the Board of the General Partner.

Consistent with this say-on-frequency vote, we hold “Say-on-Pay” votes on an annual basis, as we believe that annual “Say-on-Pay” votes provide the Partnership with more direct and immediate feedback on our compensation disclosures and enables the Board and the Compensation Committee to determine current limited partner sentiment. The Board and the Compensation Committee took the results of the last “Say-on-Pay” vote into account when evaluating the compensation program for our Named Executive Officers in 2024. Based in part on the level of support from our limited partners, the Compensation Committee elected not to make any material changes to the compensation programs for our Named Executive Officers during 2024. We appreciate our limited partners’ continuing annual feedback regarding our NEO pay practices. As discussed in more detail in Proposal 3 below, the Board has recommended that unitholders vote, on a non-binding advisory basis, to approve the 2024 executive compensation program as described below.

Process and Procedures for Determining Executive Compensation

Our executive compensation program is overseen by the Compensation Committee. The Board of the General Partner discusses compensation issues during full board meetings, but the Compensation Committee has ultimate responsibility for making decisions relating to the compensation of our NEOs. Our Compensation Committee comprises three members of the Board, with Alexander D. Stuart serving as the chair and Michael C. Linn, John H. Longmaid, and Ashley J. Longmaid serving as members during 2024. Mr. John H. Longmaid retired from the Board in April 2024, and Mr. Ashley J. Longmaid was appointed to the Compensation Committee at that time. All members of the Compensation Committee meet the independence standards established by the NYSE. The Compensation Committee Charter provides the Compensation Committee with authority to, among other things:

(i)	review, evaluate, and determine the compensation of the CEO annually,

(ii)	evaluate, revise, and approve the compensation of other executive officers,

(iii)	review and approve employment agreements and severance arrangements for the executive officers,

(iv)	review, approve, and administer incentive compensation and equity-based compensation plans and arrangements,

(v)	review and approve all employee benefit plans for the Partnership,

(vi)	evaluate the Partnership’s incentive compensation arrangements for risk-management purposes,

(vii)	review director compensation and recommend any changes to the Board, and

(viii)	administer, amend, or terminate incentive-based compensation clawback policies or any similar policies.

Although the above authority has been delegated to the Compensation Committee pursuant to the Compensation Committee Charter, the Board retains full responsibility with respect to continuing oversight of the Compensation Committee and its actions. For more detailed information regarding the Compensation Committee, the current Compensation Committee Charter is posted under the “Corporate Governance” subsection of the “Investors” section of our website at www.blackstoneminerals.com.

Our Chief Executive Officer reviews compensation for all our NEOs other than himself and makes compensation recommendations to the Compensation Committee. The Compensation Committee also receives information and advice from its independent compensation consultant as well as from our human resources department and management to assist in compensation determinations. The Compensation Committee typically reviews the components of our executive officer compensation program on an annual basis and approves adjustments as it deems appropriate. The Compensation Committee then evaluates the Chief Executive Officer’s recommendations and conducts its own independent review and evaluation of the Chief Executive Officer’s compensation and makes a final determination with respect to compensation for all NEOs based on several factors, including individual performance, business results, and Competitive Market Data. The Compensation Committee makes all final compensation decisions for our NEOs by exercising its discretion in accepting, modifying, or rejecting any management recommendations.

The Compensation Committee generally approves any changes to base salary levels, bonus opportunities, and other annual compensation components on or before February 28 of each fiscal year, with such changes traditionally becoming effective as of January 1 of such fiscal year.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged FW Cook to serve as its independent compensation consultant. The independent compensation consultant reports to and acts at the direction of the Compensation Committee. FW Cook provides no services for management or the Compensation Committee that are unrelated to the duties and responsibilities of the Compensation Committee. At the request of the Compensation Committee, FW Cook has undertaken comprehensive market reviews annually, which have been utilized by the Compensation Committee when making its recommendations for the Partnership’s compensation programs. The Compensation Committee annually reviews FW Cook’s independence under NYSE rules and has determined that FW Cook is independent.

Role of the Executive Officers

Executive compensation decisions are typically made on an annual basis by the Compensation Committee. Our Chief Executive Officer/President, General Counsel, and occasionally other executive officers attend Compensation Committee meetings and assist in the process and provide input regarding the compensation of the NEOs, other than themselves. During executive sessions of the Compensation Committee, the Chief Executive Officer, General Counsel, and any other executive officers are excused. Although the Compensation Committee considers the input from the Chief Executive Officer and General Counsel, the Compensation Committee makes all final determinations regarding executive compensation.

OTHER COMPENSATION ITEMS

Tax and Accounting Implications

We account for equity compensation expenses under the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) generally limits the deductibility by a corporation of compensation that exceeds $1,000,000 paid to certain executive officers. Because we are a limited partnership, Section 162(m) generally does not apply to compensation paid to our NEOs for services provided to us. Accordingly, the Compensation Committee does not consider its impact in determining compensation levels. Section 409A of the U.S. Internal Revenue Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Partnership’s intention to design and administer our compensation and benefits plans and arrangements for all employees and other service providers, including the executive officers, so that those arrangements are either exempt from, or satisfy the requirements of, Section 409A.

Clawback Policy

We maintain the Black Stone Minerals, L.P. Incentive Compensation Recoupment Policy (the “Clawback Policy”), which we amended and restated in October 2023 in connection with the SEC final rules and NYSE listing requirements governing clawbacks. In the event of a required restatement of the Partnership’s financial statements due to material non-compliance with any financial reporting requirement, the Clawback Policy provides the Board of the General Partner with authority to require the partial or complete reimbursement of certain vested (or forfeiture of unvested) incentive-based compensation.

Unit Ownership and Retention Guidelines

We maintain unit ownership and retention guidelines. These guidelines require officers and non-employee directors to maintain a minimum level of unit ownership equal to the following:

Title	Ownership Guideline
Chief Executive Officer	5x annualized base salary
Senior Vice President	3x annualized base salary
Other Named Executive Officers	1x annualized base salary
Non-Employee Director	5x annual retainer

Officers and non-employee directors appointed since the IPO must comply with the ownership guidelines within five years of their appointment to a position subject to the guidelines. Until such unit ownership is achieved, we encourage officers and non-employee directors to retain at least 50% of the “net” units obtained through awards granted pursuant to the Prior LTIP. The Compensation Committee reviews current unit ownership annually. As of December 31, 2024, all our current officers and non-employee directors subject to these guidelines were in compliance with the applicable requirements of our unit ownership guidelines or on track to achieve compliance within the required time period. However, compliance is subject to the Partnership’s unit price performance and is thus subject to change.

Risk Assessment

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Management reviews the risks arising from our compensation policies and practices. The management team reviewed and discussed the design features, characteristics, performance metrics at the Partnership and segment levels and approval mechanisms of total compensation for all employees, including salaries, incentive plans, and equity-based compensation awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered, and they are substantially identical between our business divisions. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance, business unit financial performance, operational measures, and individual performance, and (iii) a portfolio approach for equity-based awards, primarily consisting of long-term incentive performance units and long-term incentive restricted units.

•

Awarding our long-term incentive compensation in the form of units ties compensation to unit price performance over multiple-year periods, with equity-based awards generally vesting over three years. This minimizes the benefit of a temporary spike in unit price.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our unitholders.

•

Executive officers are subject to certain ownership requirements, as described above, and our insider trading policy, which prohibits executive officers from engaging in short-term or speculative trading of common units in the Partnership.

In summary, although a significant portion of the compensation provided to Named Executive Officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions. A portion of the performance-based, variable compensation we provide is made up of long-term incentives in the form of long-term restricted unit awards subject to time-based vesting conditions, which retains value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our annual performance-based incentives, assuming achievement of at least a threshold level of performance, payouts result in some compensation at levels below full target achievement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based upon such review, the related discussion with management, and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of the General Partner that our Compensation Discussion and Analysis be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2024 and in this Proxy Statement.

COMPENSATION COMMITTEE:

Alexander D. Stuart, Chair

Michael C. Linn

Ashley J. Longmaid

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below provides information concerning the annual compensation of our Named Executive Officers for the fiscal years ended December 31, 2024, December 31, 2023, and December 31, 2022, as applicable.

Name and Principal Position	Years	Salary ($)(1)	Bonus ($)	Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas L. Carter, Jr.	2024	470,907	—	3,657,528	588,262	17,250	4,733,947
(Chairman, Chief Executive Officer, and President)	2023	454,983	—	3,533,852	545,986	16,500	4,551,321
	2022	433,317	—	3,365,570	1,039,961	15,250	4,854,098

H. Taylor DeWalch	2024	297,500	—	167,969	262,038	14,875	742,382
(Senior Vice President, Chief Financial Officer)

L. Steve Putman	2024	326,025	—	1,847,460	339,394	16,301	2,529,180
(Senior Vice President, General Counsel, and Secretary)	2023	315,000	—	1,784,980	315,004	15,750	2,430,734
	2022	300,000	—	1,699,990	600,000	15,000	2,614,990

Carrie P. Clark	2024	326,025	—	1,304,095	339,394	15,877	1,985,391
(Senior Vice President, Chief Commercial Officer)	2023	315,000	—	1,259,973	315,004	15,341	1,905,318
	2022	300,000	—	839,996	600,000	14,610	1,754,606

Dawn K. Smajstrla	2024	141,591	—	499,970	0	7,079	648,640
(Former Vice President, Chief Accounting Officer)	2023	300,928	—	361,091	180,559	15,046	857,624
	2022	286,598	—	343,898	343,918	14,330	988,744

Evan M. Kiefer	2024	116,667	—	939,982	0	627,247	1,683,896
(Former Senior Vice President, Chief Financial Officer, and Treasurer)	2023	255,000	5,000	499,984	250,003	12,750	1,022,737

(1)	Amounts include total annual salary earned for the fiscal year, regardless of whether any of these amounts were deferred by our NEOs under the 401(k) Plan or otherwise paid in another year.
(2)

Amounts for 2022, 2023, and 2024 reflect the grant date fair value of LTI Restricted Units and LTI Performance Units (and for 2022, Aspirational Awards) granted in 2022, 2023 and 2024, respectively, computed in accordance with FASB ASC Topic 718 and disregarding any potential forfeitures. The grant date fair value for the LTI Performance Units granted in 2024 is based upon the “probable outcome” of vesting for accounting purposes. See Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2024 for additional detail regarding assumptions underlying the value of these equity awards. If the maximum level of performance for the annual LTI Performance Units granted in 2024 was achieved, then the value of such award granted to Messrs. Carter, DeWalch, Putman, and Kiefer, and Ms. Clark and Ms. Smajstrla would be $3,657,528, $167,969, $1,847,460, $939,982, $1,304,095, and $499,970, respectively.

(3)	Amounts reflect STI Bonus awards earned by each NEO in 2022, 2023 and 2024 pursuant to the Partnership’s achievement of objective performance metrics.

(4)

Amounts reported in the “All Other Compensation” column include matching contributions made by the Partnership into each NEO’s 401(k) Plan account. The amounts reported in this column for Mr. Kiefer includes (a) $5,833 in such matching contributions, (b) $601,775 in severance payments, and (c) $19,639 in COBRA reimbursements, the latter two of which were payable to him upon his separation from service in 2024.

Grants of Plan-Based Awards for the 2024 Fiscal Year

The following table includes information about awards granted to our NEOs during 2024, including 2024 STI Bonus awards, LTI Performance Unit awards, and LTI Restricted Unit awards.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Carter, Jr.		282,544	565,089	1,130,177	—	—	—	—	—
	1/31/2024	—	—	—	55,755	111,510	223,020	—	1,828,764
	1/31/2024	—	—	—	—	—	—	111,510	1,828,764

H. Taylor DeWalch (5)		125,858	251,716	503,432	—	—	—	—	—
	1/31/2024	—	—	—	2,560	5,121	10,242	—	83,984
	1/31/2024	—	—	—	—	—	—	5,121	83,984

L. Steve Putman		163,013	326,025	652,050	—	—	—	—	—
	1/31/2024	—	—	—	28,162	56,325	112,650	—	923,730
	1/31/2024	—	—	—	—	—	—	56,325	923,730

Carrie P. Clark		163,013	326,025	652,050	—	—	—	—	—
	1/31/2024	—	—	—	19,879	39,759	79,518	—	652,048
	1/31/2024	—	—	—	—	—	—	39,759	652,048

Dawn K. Smajstrla		112,848	225,696	451,392	—	—	—	—	—
	1/31/2024	—	—	—	7,621	15,243	30,486	—	249,985
	1/31/2024	—	—	—	—	—	—	15,243	249,985

Evan M. Kiefer		140,000	280,000	560,000
	1/31/2024				14,329	28,658	57,316		469,991
	1/31/2024							28,658	469,991

(1)

Amounts in these columns represent the threshold, target, and maximum possible payouts for STI Bonus awards. The actual value of bonuses paid to our NEOs for 2024 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

Amounts in these columns represent (a) the number of annual LTI Performance Units granted on January 31, 2024, that would vest upon the achievement of a threshold, target, or maximum level of performance. The actual number of LTI Performance Units granted on January 31, 2024 that will vest will not be determinable until the close of the three-year performance period ending on December 31, 2026 and will depend on per unit production levels and reserve amounts over that period.

(3)

This column includes the number of LTI Restricted Units granted to our NEOs during 2024. See “Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Long-Term Incentives—LTI Restricted Units” for more information regarding these LTI Restricted Units.

(4)

The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718, and for the LTI Performance Units, is based upon probable outcome. Please see Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2024, for additional detail regarding assumptions underlying the value of these equity awards.

(5)

Mr. DeWalch’s target amount for the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards was increased in connection with his promotion. The amount in this row represents the blended threshold, target, and maximum amounts that applied for 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table reflects information regarding outstanding unvested common units held by our NEOs as of December 31, 2024.

	Unit Awards
Name	Number of Units that Have Not Vested (#)(1)		Market Value of Units that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested ($)(2)
Thomas L. Carter, Jr.
2023 LTI Performance Units				110,295	(6)	1,610,307
2024 LTI Performance Units				111,510	(7)	1,628,046
2022 Aspirational Awards				43,290	(8)	632,034
2022 LTI Restricted Units	46,783	(3)	683,032
2023 LTI Restricted Units	73,530	(4)	1,073,538
2024 LTI Restricted Units	111,510	(5)	1,628,046
H. Taylor DeWalch
2023 LTI Performance Units				1,622	(6)	23,681
2024 LTI Performance Units				5,121	(7)	74,767
2022 Aspirational Awards				19,292	(8)	281,663
2023 LTI Restricted Units	1,082	(4)	15,797
2024 LTI Restricted Units	5,121	(5)	74,767
L. Steve Putman
2023 LTI Performance Units				55,711	(6)	813,381
2024 LTI Performance Units				56,325	(7)	822,345
2022 Aspirational Awards				129,870	(8)	1,896,102
2022 LTI Restricted Units	23,631	(3)	345,013
2023 LTI Restricted Units	37,141	(4)	542,259
2024 LTI Restricted Units	56,325	(5)	822,345
Carrie P. Clark
2023 LTI Performance Units				39,325	(6)	574,145
2024 LTI Performance Units				39,759	(7)	580,481
2022 Aspirational Awards				129,870	(8)	1,896,102
2022 LTI Restricted Units	11,677	(3)	170,484
2023 LTI Restricted Units	26,217	(4)	382,768
2024 LTI Restricted Units	39,759	(5)	580,481
Dawn K. Smajstrla
	—		—	—		—
Evan M. Kiefer
2022 Aspirational Awards				50,893	(8)	743,038

(1)	The equity awards disclosed in this Outstanding Equity Awards at 2024 Fiscal Year-End table are denominated in common units.
(2)	Reflects the market value of our common units underlying each NEO’s equity awards, computed based on the closing price of our common units on December 31, 2024, which was $14.60 per common unit.
(3)	Each NEO’s outstanding 2022 LTI Restricted Units vested on January 7, 2025.

(4)

One half of each NEO’s outstanding 2023 LTI Restricted Units vested on January 7, 2025, and the remainder of each NEO’s outstanding 2025 LTI Restricted Units will vest on January 7, 2026, so long as the NEO remains employed by the General Partner or one of its affiliates on such dates or incurs a qualifying termination pursuant to the award agreement.

(5)

One third of each NEO’s outstanding 2024 LTI Restricted Units vested on January 7, 2025, and the remainder of each NEO’s outstanding 2024 LTI Restricted Units will vest ratably on each of January 7, 2026 and January 7, 2027, so long as the NEO remains employed by the General Partner or one of its affiliates on such date or incurs a qualifying termination pursuant to the award agreement.

(6)

Each NEO’s outstanding 2023 LTI Performance Units will become earned over the three-year performance period ending December 31, 2025 depending on the level of achievement of the applicable performance conditions and so long as the NEO remains continuously employed by the General Partner or one of its affiliates through such date or incurs a qualifying termination pursuant to the award agreement. In accordance with SEC rules, the number of units reported in this column assumes that our production and reserve percentages for the performance period are achieved at the target level, which may not be representative of the actual payouts that will occur upon the settlement of these 2023 LTI Performance Units, as such actual payouts may be significantly less.

(7)

Each NEO’s outstanding 2024 LTI Performance Units will become earned over the three-year performance period ending December 31, 2026 depending on the level of achievement of the applicable performance conditions and so long as the NEO remains continuously employed by the General Partner or one of its affiliates through such date or incurs a qualifying termination pursuant to the award agreement. In accordance with SEC rules, the number of units reported in this column assumes that our production and reserve percentages for the performance period are achieved at the target level, which may not be representative of the actual payouts that will occur upon the settlement of these 2024 LTI Performance Units, as such actual payouts may be significantly less.

(8)

Aspirational Awards were granted in 2022 to the NEOs, along with all other employees, to motivate achievement of aspirational production goals and maximization of per-unit distributable cash flow. Any potential future payouts under these awards, which consist of 100% at-risk LTI Performance Units, are fully contingent upon achieving both a production target, well in excess of our projections, and a Net Debt to EBITDA target for the four-year period ending December 31, 2025. Additionally, the NEO must remain continuously employed by the General Partner or one of its affiliates through such date or incur a qualifying termination pursuant to the award agreement in order to receive a payout. If the threshold performance goal for either metric is not achieved, no LTI Performance Units will be earned; if the units are earned, they will be settled in equity for the NEOs. Although this column reflects the Aspirational Awards granted to our NEOs, note that the majority of the total award value for the LTI Performance Units was granted to non-NEO employees. In accordance with SEC rules, despite the fact that achievement of the applicable performance goals was not probable as of December 31, 2024, the number of units reported in this column assumes that the applicable production and EBITDAX goals are achieved, which may not occur. If the applicable performance conditions are not met, grantees will not earn any of the Aspirational Awards granted in 2022.

Option Exercises and Units Vested in the 2024 Fiscal Year

The following table provides information, on an aggregate basis, about the NEOs’ awards that vested during the fiscal year ended December 31, 2024. None of our NEOs hold any stock option awards.

	Units Awards
Name	Number of Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas L. Carter, Jr.	355,297	5,418,928
H. Taylor DeWalch	540	8,667
L. Steve Putman	161,354	2,457,574
Carrie P. Clark	70,948	1,081,440
Dawn K. Smajstrla	19,227	302,049
Evan M. Kiefer	27,561	431,045

(1)

This column reflects the number of LTI Restricted Units and 2022 LTI Performance Units held by each NEO that vested during 2024. It also includes accrued distribution-equivalent rights earned with respect to the 2021 LTI Performance Units that were settled in 2024. Because the distribution-equivalent rights accrued as a cash amount on our 2021 LTI Performance Units, the number of common units that relate to the DERs could not be determined until performance was certified with respect to the 2021 LTI Performance Units. Such performance certification took place in February 2024. As such, we have disclosed the distribution-equivalent rights earned with respect to the 2021 LTI Performance Units. Because Ms. Smajstrla departed the Partnership prior to the end of the performance period for the 2022 LTI Performance Units, she forfeited that award. For Mr. Kiefer, these amounts also include the pro-rata portions of his 2023 LTI Performance Units and 2024 LTI Performance Units (and associated DERs) that vested upon his separation from service.

(2)

The amounts reported in this column equal the number of common units vested multiplied by the closing price of our common units on the applicable vesting date, or, if the vesting date was not a trading day, the last trading day immediately prior to such date.

Pension Benefits and Nonqualified Deferred Compensation

We have not maintained, and do not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.

Potential Payments Upon Termination or a Change in Control

Each of our NEOs may be entitled to certain severance and other benefits upon a termination of employment under the terms of their respective award agreements and severance agreements, as described in further detail below. The description of the relevant terms of such award agreements and severance agreements set forth below does not purport to be a complete description of all of the provisions of any such agreements and is qualified in its entirety by reference to the forms of award agreements and severance agreements previously filed.

Severance Agreements

Messrs. Carter and Putman entered into severance agreements with an affiliate of the General Partner in connection with the IPO, and Messrs. DeWalch and Kiefer and Ms. Clark each entered into similar severance agreements in connection with their respective commencement of employment or promotion, that, among other things, provides for the payment of cash severance payments and benefits in the event the NEO’s employment is terminated under certain circumstances. Ms. Smajstrla was not party to a severance agreement at the time of her separation of employment.

Each applicable NEO’s severance agreement provides that if the NEO experiences a “qualifying termination,” then so long as the NEO executes (and does not revoke within any time provided to do so) a release in a form satisfactory to us within the applicable time period specified in the severance agreement, the NEO will receive the following severance payments and benefits: (a) a lump sum cash severance payment equal to the sum of: (i) an amount equal to the Severance Multiple provided below multiplied by the sum of the NEO’s annualized base salary and target annual bonus as in effect on the Determination Date provided below (or, if such termination occurs within 24 months following a “change in control,” an amount equal to the CIC Severance Multiple provided below) multiplied by the sum of the NEO’s annualized base salary and target annual bonus as in effect on the Determination Date; (ii) a pro rata portion of the NEO’s target bonus for the calendar year that includes the Determination Date; and (iii) any earned but unpaid bonus for the calendar year preceding the calendar year that includes the date of such termination; and (b) monthly cash reimbursement for the amount the NEO pays for continuation coverage under our affiliates’ group health plans for up to 12 months following such termination (or, if such termination occurs within 24 months following a change in control, for up to 24 months following such termination).

NEO	Determination Date	Severance Multiple	CIC Severance Multiple
Thomas L. Carter, Jr.	Date of Termination	2.0	3.0
H. Taylor DeWalch	Date of Termination	1.0	2.0
L. Steve Putman	Date of Termination	1.0	2.0
Carrie P. Clark	Date of Termination	1.0	2.0

Under each severance agreement:

•

“cause” generally means a determination by two-thirds of the Board that the applicable NEO has: (a) willfully and continually failed to substantially perform the officer’s duties; (b) willfully engaged in conduct that is demonstrably and materially injurious to us or any of our affiliates; (c) been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (d) committed an act of fraud, or material embezzlement or material theft; or (e) materially breached any of the officer’s obligations under the severance agreement or any other written agreement entered into between the officer and us or any of our affiliates;

•

“good reason” generally means the occurrence of any of the following events without the applicable NEO’s written consent: (a) a reduction in the officer’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions; (b) a relocation of the officer’s principal place of employment by more than 50 miles; (c) a material breach by us or any of our affiliates of the severance agreement or any other written agreement with the officer; (d) a material, adverse change in the officer’s title, authority, duties or responsibilities; (e) a material adverse change in the reporting structure applicable to the officer; (f) following a change in control, the failure to continue (or the taking of any action that adversely affects the officer’s participation in) any benefit plan or compensation arrangement in which the officer was participating immediately prior to such change in control; or (g) in the case of Mr. Carter, the General Partner’s failure to nominate Mr. Carter for election to the Board and to use its best efforts to have Mr. Carter elected and re-elected, as applicable;

•

“change in control” generally means (a) the acquisition of beneficial ownership of more than 50% of our common units and subordinated units; (b) the complete liquidation of the partnership; (c) the sale of all or substantially all of our assets to any person other than one of our affiliates; (d) the occurrence of a transaction resulting in the General Partner or one of its affiliates ceasing to be our sole general partner; (e) the failure of the individuals who constitute the “incumbent board” of the General Partner to constitute at least a majority of the Board; or (f) the occurrence of a transaction resulting in us ceasing to own, directly or indirectly, 100% of the outstanding equity interests of the General Partner; and

•	“qualifying termination” generally means a termination without “cause” (other than a termination due to death or disability) or the NEO’s resignation for “good reason.”

The severance agreements also contain certain restrictive covenants pursuant to which our NEOs recognize an obligation to comply with, among other things, certain confidentiality covenants and covenants not to compete in a defined market area with us or any of affiliates or solicit any of our affiliates’ employees, in each case, during the term of the agreement and for a period of one year (or, the case of Mr. Carter, two years) thereafter.

LTI Award Agreements

Under each NEO’s LTI Performance Unit award agreements, if the NEO experiences a “qualifying termination” that is not within 24 months following a “change of control,” subject to the NEO’s execution and non-revocation of a release, the performance period shall be deemed to have ended as of the date of such termination and a pro rata portion of the NEO’s performance units will become earned based on actual performance through the date of such termination. If a NEO’s employment is terminated as a result of the NEO’s death or “disability” or if the “qualifying termination” occurs within 24 months following a “change of control,” the NEO’s performance units will become earned based on actual performance through the date of such termination and assuming target performance for the remainder of the performance period. In each case, the NEO will also be entitled to receive additional common units equal to the value of the cumulative amount of cash distributions that would have been paid to the NEO by us in respect of a common unit if the NEO had held a common unit during the period commencing on the date of grant of the performance units and ending on the date of termination of the NEO’s employment.

Under each NEO’s LTI Restricted Unit award agreements, if the NEO experiences a “qualifying termination,” subject to the NEO’s execution and non-revocation of a release, a pro rata portion of the NEO’s unvested common units will become vested as of such termination, so long as the NEO has remained continuously employed between the date of grant through the date of such termination of employment; provided that if such termination of employment occurs within 24 months following a “change of control” or such termination occurs as a result of the NEO’s “disability” or death, all of the NEO’s unvested common units will become vested as of such termination.

Under each NEO’s Aspirational Award agreement, if the NEO experiences a “qualifying termination” or if the NEO’s employment is terminated as a result of the NEO’s “disability” or death, subject to the NEO’s execution and non-revocation of a release, a pro rata portion of the LTI Performance Units subject to the Aspirational Award shall remain outstanding and eligible to vest if the applicable performance goals are achieved as of the end of the performance period.

For purposes of the LTI award agreements for both the performance units and the restricted units described above, “change of control,” “disability” and “qualifying termination” generally have the same meanings provided above under the severance agreements.

The table below discloses the amount of compensation and/or other benefits due to the NEOs in the event of their termination of employment, assuming the termination occurred on December 31, 2024.

Name	Termination without Cause or Resignation for Good Reason without a Change in Control ($)	Termination without Cause or Resignation for Good Reason within 24 months following a Change in Control ($)	Death or Disability ($)
Thomas L. Carter, Jr.
Cash Severance(1)	2,637,081	3,673,077	—
Equity Acceleration(2)	3,636,845	6,950,987	6,950,987
DER True Up Payment Value(3)	292,948	540,565	540,565
Continued Medical Coverage(4)	20,053	40,106	—
TOTAL	6,586,927	11,204,735	7,491,552
H. Taylor DeWalch
Cash Severance(1)	813,431	1,375,147	—
Equity Acceleration(2)	248,346	367,102	367,102
DER True Up Payment Value(3)	5,180	12,512	12,512
Continued Medical Coverage(4)	26,867	53,734	—
TOTAL	1,093,824	1,808,495	379,614
L. Steve Putman
Cash Severance(1)	978,075	1,630,125	—
Equity Acceleration(2)	3,006,257	4,680,264	4,680,264
DER True Up Payment Value(3)	147,971	273,046	273,046
Continued Medical Coverage(4)	33,675	67,350	—
TOTAL	4,165,978	6,650,785	4,953,310
Carrie P. Clark
Cash Severance(1)	978,075	1,630,125	—
Equity Acceleration(2)	2,463,969	3,644,175	3,644,175
DER True Up Payment Value(3)	104,448	192,737	192,737
Continued Medical Coverage(4)	33,675	67,350	—
TOTAL	3,580,167	5,534,387	3,836,912

(1)

The amounts reported in this row are equal to the product of (i) the applicable multiplier and (ii) the sum of the NEO’s base salary as of the determination date and target STI Bonus as of the determination date, together with a pro rata target STI Bonus for the year of the termination and paid in a lump sum, as described in the narrative above. Assuming a December 31, 2024 termination of employment, the pro rata target STI Bonus is equal to the full target STI Bonus for 2024.

(2)

The amounts reported in this row were calculated by multiplying the number of LTI Performance Units, LTI Restricted Units, and Aspirational Awards that would accelerate under the applicable termination scenario by $14.60, the closing price of our common units on December 31, 2024. For purposes of this table, actual performance as of December 31, 2024 was used in the applicable formulas as described above under “—LTI Award Agreements” to calculate the value of the 2023 and 2024 LTI Performance Units that would accelerate and become vested upon certain terminations of employment. Any actual payout received will be determined by the Compensation Committee at the time the NEO actually terminates in accordance with the terms of the applicable agreement. Further, for purposes of this table, the value of a pro rata number of LTI Performance Units subject to the Aspirational Awards has been included, but such pro-rated LTI Performance Units would not become vested upon an NEO’s termination of employment and would instead remain outstanding and become vested if the applicable performance goals are met as of the end of the performance period. In addition to the amounts disclosed above, upon a termination of employment on December 31, 2024, the NEOs would have been entitled to receive the 2022 LTI Performance Units that vested on such date (including any accrued distribution-equivalent rights earned with respect to such 2022

LTI Performance Units as of such date) but were not settled until February 25, 2025, the number and value of which is included in the “Option Exercises and Units Vested in the 2024 Fiscal Year” table above.
(3)

The amounts reported in this row are calculated based on the distributions paid to our unitholders with respect to each outstanding common unit during the applicable performance period multiplied by the number of LTI Performance Units which would accelerate upon the applicable termination scenario. For the avoidance of doubt, no such distributions would be made with respect to the Aspirational Awards.

(4)

The continued medical coverage amount is based on 2024 premiums and each NEO’s elected coverage for medical, dental, and vision insurance, which is assumed for purposes of this table to remain the same for 12 months and 24 months, as applicable.

Smajstrla Separation

Ms. Smajstrla ceased service as our Vice President, Chief Accounting Officer effective June 13, 2024. She was not entitled to any severance in connection with her separation.

Kiefer Separation Agreement

Mr. Kiefer ceased service as our Senior Vice President, Chief Financial Officer, and Treasurer as of May 28, 2024. On June 14, 2024, Black Stone Natural Resources Management Company (the “Employer”) and the General Partner entered into a Separation Agreement and General Release of Claims (the “Kiefer Separation Agreement”) with Mr. Kiefer, substantially consistent with his then-existing severance agreement.

Pursuant to the Kiefer Separation Agreement, Mr. Kiefer received the following consideration in accordance with the terms of his severance agreement with the Employer and the applicable equity award agreements with the General Partner, contingent upon his continued compliance with the terms and conditions of his separation agreement:

•	A lump sum cash payment of $601,775;

•	For a period of up to 12 months (or until Mr. Kiefer is eligible to be covered under another employer’s group health plan), reimbursement for the cost of COBRA continuation coverage;

•	Accelerated vesting of 3,628 LTI Restricted Units, which represents a pro-rated portion of Mr. Kiefer’s then-outstanding LTI Restricted Units;

•	Accelerated vesting of 12,179 LTI Performance Units, which represents a pro-rated portion of Mr. Kiefer’s then-outstanding LTI Performance Units based on actual performance as of May 28, 2024;

•

Settlement of 2,253 common units, calculated based upon the distributions paid to our unitholders with respect to each outstanding common unit during the applicable performance period multiplied by the number of LTI Performance Units that accelerated in connection with Mr. Kiefer’s termination of employment; and

•	Satisfaction of the service requirement with respect to 50,893 LTI Performance Units subject to the Aspirational Award granted to Mr. Kiefer in 2022.

Mr. Kiefer also entered into a post-separation consulting agreement in connection with the Kiefer Separation Agreement, pursuant to which he received a $33,333 consulting fee per complete calendar month between May 28, 2024 and November 30, 2024.

Mr. Kiefer remains subject to the confidentiality, non-competition, non-solicitation and non-disparagement covenants set forth in his severance agreement.

The table below quantifies the value of the payments and benefits received or to be received by Mr. Kiefer pursuant to the Kiefer Separation Agreement.

Type of Benefits	Severance Payments ($)
Cash Severance	601,775
Equity Acceleration(1)	1,035,851
DER True Up Payment Value(2)	34,989
Continued Medical Coverage(3)	33,670
TOTAL	1,706,285

(1)

The amount reported in this row is calculated by multiplying the number of LTI Performance Units and LTI Restricted Units that accelerated and became vested and the number of Aspirational Performance Awards for which the service requirement was met, in each case, in connection with Mr. Kiefer’s termination of employment, by $15.53, the closing price of our common units on June 14, 2024 (the date on which Mr. Kiefer’s release revocation period ended and treatment of such equity awards was triggered pursuant to the Kiefer Separation Agreement). For purposes of this table, it is assumed that the performance goal applicable to the Aspirational Awards granted to Mr. Kiefer in 2022 for which the service requirement was deemed satisfied will be met and such award will become vested at the end of the performance period. Any actual payout with respect to such award will be determined by the Compensation Committee at the end of the applicable performance period and may vary significantly from the amount reported herein.

(2)

The amount reported in this row is calculated based on the distributions paid to our unitholders with respect to each outstanding common unit during the applicable performance period multiplied by the number of LTI Performance Units which accelerated. For the avoidance of doubt, Mr. Kiefer is not entitled to receipt of any distributions in connection with his 2022 Aspirational Award.

(3)

The COBRA reimbursement amount represents the total amount Mr. Kiefer is eligible for, regardless of whether or not paid in 2024. The actual amount reimbursed to Mr. Kiefer as of 12/31/2024 was $33,670. Mr. Kiefer remains eligible for COBRA continuation coverage through May 28, 2025 or until Mr. Kiefer is eligible to be covered under another employer’s group health plan.

DIRECTOR COMPENSATION

Officers or employees of the General Partner or any of its affiliates who also serve as directors of the General Partner will not receive additional compensation for such service. Each director of the General Partner who is not an officer or employee of the General Partner or any of its affiliates receives the following cash compensation:

•	an annual base retainer fee of $75,000 per year;

•	an additional retainer of $25,000 per year if such director serves as the Lead Director;

•	an additional retainer of $20,000 per year if such director serves as the chair of the Audit Committee;

•	an additional retainer of $15,000 per year if such director serves as the chair of the Compensation Committee; and

•	an additional retainer of $10,000 per year if such director serves as the chair of any other committee, including the Nominating and Governance Committee.

In addition to cash compensation, our non-employee directors receive annual equity-based compensation under the Prior LTIP consisting of fully vested common units with an aggregate grant date value equal to approximately $200,000. Annual equity-based compensation is paid to our non-employee directors in a lump sum in arrears and is proportionately adjusted for partial years of service. Annual equity-based compensation awards are subject to the terms and conditions of the Prior LTIP and the award agreements pursuant to which such awards are granted. In the year in which a new non-employee director is elected to the Board of the General Partner for the first time, such director receives a one-time initial award under the Prior LTIP with a grant date value approximately equal to $100,000, subject to the terms and conditions of the Prior LTIP and the award agreement pursuant to which such award is granted. Mr. Ashley J. Longmaid began service as a director of the General Partner on March 25, 2024 and received such a grant.

All retainers are paid in cash on a quarterly basis in arrears, subject to a non-employee director’s election to instead receive such retainers in the form of fully vested common units and are proportionately adjusted for partial years of service. Our non-employee directors do not receive any meeting fees, but each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees and (ii) travel and miscellaneous expenses related to participation in general education and orientation programs for directors.

Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Total ($)
Carin M. Barth	$125,000	$198,881	$323,881
D. Mark DeWalch	$75,000	$198,881	$273,881
Jerry V. Kyle, Jr	$75,000	$198,881	$273,881
Michael C. Linn	$75,000	$198,881	$273,881
Ashley J. Longmaid	$57,692	$98,479	$156,172
John H. Longmaid(3)	$16,690	$242,469	$259,159
William N. Mathis	$85,000	$198,881	$283,881
William E. Randall	$75,000	$198,881	$273,881
Alexander D. Stuart	$90,000	$198,881	$288,881
James Whitehead	$75,000	$87,183	$162,183

(1)

Includes annual cash retainer fee and committee chair fees for each non-employee director during fiscal 2024, as more fully explained above. Messrs. DeWalch, Kyle, Mathis, Randall and Stuart elected to receive all of their retainer and meeting fees in fully vested common units in lieu of cash.

(2)

The amounts reflected in this column represent the grant date fair value of fully vested common units granted to the non-employee directors of the General Partner in January 2024 for service completed in 2024 (or, in the case of Mr. Ashley J. Longmaid, a one-time initial award granted in April 2024 in connection with his commencement of service), computed in accordance with FASB ASC Topic 718. The number of common units granted to each non-employee director with respect to their January 2024 (or April 2024 for Mr. Ashley J. Longmaid) equity compensation award was determined by dividing $200,000 (or $100,000 for Mr. Ashley J. Longmaid) by the closing price of our common units on the date immediately preceding the date these awards were approved. See Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2024, for additional detail regarding assumptions underlying the value of these equity awards. None of the non-employee directors held unvested common units as of December 31, 2024.

(3)	Mr. John H. Longmaid’s service on the Board ended in April 2024. At that time, he was paid for his Board service in 2024 in the form of a pro rata equity grant.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than the Chief Executive Officer) and the annual total compensation of Thomas L. Carter, Jr., our Chief Executive Officer (our “CEO”).

For the 2024 fiscal year, our last completed fiscal year:

•	The annual total compensation of the median employee of all employees of our company (other than the CEO) was $137,677; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,733,947.

•

Based on this information, for 2024 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than the CEO) was reasonably estimated to be 34.4 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•

We determined that, as of December 31, 2024, our employee population consisted of approximately 113 individuals with all these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2025 (our “Annual Report”)). This population consisted of our full-time employees, as we do not have part-time, temporary, or seasonal workers, but this population excluded employees on leave as of the date of determination. While we retained independent contractors during the 2024 fiscal year, it was determined that these individuals were not employees for purposes of Item 402(u) of Regulation S-K because these individuals are not considered employees for U.S. federal income tax purposes.

•

We selected December 31, 2024, as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner and allowed for the most complete picture of employee compensation in 2024.

•

We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages and cash bonuses reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2024. Equity awards were excluded from the methodology because excluding them yields approximately the same median employee.

•

We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all our employees, including our CEO, are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

•

After we identified our median employee, we combined all the elements of such employee’s compensation for the 2024 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $137,677. The difference between such employee’s salary, wages, overtime pay and cash bonuses and the employee’s annual total compensation represents the contributions in the amount of $3,315 that we made on the employee’s behalf to our 401(k) plan for the 2024 fiscal year.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation
S-K,
the Partnership is providing the following information regarding the relationship between executive compensation and the Partnership’s financial performance for each of the three years in the period ended December 31, 2024. In accordance with the applicable SEC rules, the adjustments described and quantified below were made to the values reported in the Summary Compensation Table for each applicable year to determine the “actual” compensation paid to our Principal Executive Officer (“PEO”) and the average “actual” compensation paid to our other NEOs.
The following table summarizes compensation values reported in the Summary Compensation Table for our PEO and the average for our other NEOs, as compared to “compensation actually paid” or “CAP” and the Partnership’s financial performance for the years ended December 31, 2024, 2023, 2022, 2021, and 2020:

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1) (2) (3)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Distributable Cash Flow (in thousands)(4)
					TSR(3) (4)	Peer Group TSR(3) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$4,733,947	$4,904,750	$1,517,898	$1,042,034	$187	$159	$271,326	$349,446
2023	$4,551,321	$4,847,111	$1,432,098	$892,131	$184	$161	$422,549	$451,210
2022	$4,854,098	$11,023,787	$2,243,395	$4,299,524	$173	$156	$476,480	$441,062
2021	$4,853,340	$8,155,718	$1,773,850	$2,652,296	$96	$107	$181,987	$267,401
2020	$2,808,371	$284,773	$1,503,794	$226,239	$57	$64	$121,819	$255,395

(1)	The PEO reflected in columns (b) and (c) represents Thomas L. Carter, Jr. The non-PEO NEOs reflected in columns (d) and (e) for each of 2020, 2021, 2022, 2023, and 2024 are as follows:
2024: L. Steve Putman, Carrie P. Clark, H. Taylor DeWalch, Dawn K. Smajstrla and Evan M. Kiefer
2023: Jeffrey P. Wood, L. Steve Putman, Carrie P. Clark, Dawn K. Smajstrla and Evan M. Kiefer
2022: Jeffrey P. Wood, L. Steve Putman, Carrie P. Clark and Dawn K. Smajstrla
2021: Jeffrey P. Wood, L. Steve Putman, Carrie P. Clark and Dawn K. Smajstrla
2020: Jeffrey P.
Wood
, L. Steve Putman, Dawn K. Smajstrla, Holbrook F. Dorn and Brock Morris

(2)
The Partnership deducted from and added to the Summary Compensation Table total compensation the following amounts to calculate compensation actually paid in accordance with Item 402(v) of Regulation
S-K
as disclosed in columns (c) and (e) for our PEO and
Non-PEO
NEOs in each respective year. As the Partnership’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans. Note that, due to rounding, the sum of the adjustments and the compensation actually paid totals may not precisely equal the amounts disclosed in the table.

2024
PEO SUMMARY COMPENSATION TABLE TOTALS	$4,733,947
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(3,657,528)
Fair value at year end of equity awards granted during the year	3,180,510
Fair value of awards granted during the year that vested during the year	0
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(399,878)
Change in fair value of equity awards granted in prior years that vested during the year	(378,623)
Equity awards granted in prior years that were forfeited during the year	0
Dividends or other earnings paid on equity awards during the year	1,426,321
Total Equity Award Related Adjustments	170,802
COMPENSATION ACTUALLY PAID TOTALS	$4,904,750

2024
NON-PEO NEOS SUMMARY COMPENSATION TABLE TOTALS	$1,517,898
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(951,895)
Fair value at year end of equity awards granted during the year	577,318
Fair value of awards granted during the year that vested during the year	9,489
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(68,540)
Change in fair value of equity awards granted in prior years that vested during the year	(57,970)
Equity awards granted in prior years that were forfeited during the year	(184,204)
Dividends or other earnings paid on equity awards during the year	199,938
Total Equity Award Related Adjustments	(475,864)
AVERAGE COMPENSATION ACTUALLY PAID TOTALS	$1,042,034

(3)
The CAP numbers for fiscal year 2023, the TSR numbers, and the Peer Group TSR numbers have been updated from the numbers reported in last year’s Pay Versus Performance Table to reflect an immaterial adjustment in the calculations. References to the Partnership’s TSR throughout this disclosure refer to our Total Unitholder Return or “TUR.”

(4)
Please see disclosure under “Narrative Disclosure to Pay vs. Performance Table” below for a description of how TSR and Peer Group TSR are calculated and for how distributable cash flow is derived from our audited financial statements.

Disclosure of Most Important Performance Measures for 2024 Fiscal Year
The following is an unranked list of the most important financial performance measures that we used to determine CAP for fiscal year 2024. For more detail regarding these financial performance measures, please see below, as well as “Compensation Discussion and Analysis” beginning on page 21.

Most Important Performance Measures
Distributable Cash Flow
Adjusted EBITDA
Net Debt to Adjusted EBITDA

Narrative Disclosure to Pay vs. Performance Table
CAP and Total Unitholder Return
The following graph illustrates the
relationship between
the CAP to our PEO and the average CAP to our
non-PEO
NEOs and both (i) the Partnership’s cumulative total return on our common units and (ii) the Partnership’s cumulative total unitholder return as compared to the cumulative total shareholder return of the
S&P
Oil & Gas E&P Index. Cumulative total returns presented below assume a $100 investment on December 31, 2019 and the reinvestment of dividends for each year presented below.

CAP and Net Income
The following graph
illustrates
the relationship between the CAP to our PEO and the average CAP to our non-PEO
NEOs and the net income of the Partnership for each year presented below.

CAP and Distributable Cash Flow
The following graph illustrates the relationship between the CAP to our PEO and the average CAP to our non-PEO
NEOs and the Company Selected Measure, which for the Partnership is distributable cash flow, for each year presented below. Distributable cash flow is calculated by reference to Adjusted EBITDA.
We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization expense, adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash
equity-based compensation, and gains or losses on sales of assets, if any. We define distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash
operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.

CAP Versus Distributable Cash Flow
2020-2024
$500
$400
$300
$200
$100
$0
Distributable Cash Flow ($ Mil.)
$20
$15
$10
$5
$0
Compensation Actually Paid ($ Mil.)
$255
$267
$441
$451
$349
$0.3
$0.2
$8.2
$2.7
$11.0
$4.3
$4.8
$0.9
$4.9
$1.0
2020
2021
2022
2023
2024
CAP to CEO
Other NEOs
Distributable Cash Flow

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present information regarding the beneficial ownership of our common and preferred units as of April 14, 2025 by:

•	the General Partner;

•	each of the General Partner’s directors, director nominees, and named executive officers;

•	each unitholder known by us to beneficially hold 5% or more of such classes of units; and

•	all of the General Partner’s directors, director nominees, and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner listed below is 1001 Fannin Street, Suite 2020, Houston, Texas 77002.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Black Stone Minerals GP, L.L.C.(1)	—	—
Carter2221, Ltd.(2)	11,481,503	5.4%
AP Basileia SPV, LLC(3)	14,711,219	7.0%
Thomas L. Carter, Jr.(4)	15,110,144	7.1%
Evan M. Kiefer(5)	38,811	*
Dawn K. Smajstrla(5)	100,918	*
H. Taylor DeWalch(6)	65,241	*
L. Steve Putman(7)	697,642	*
Carrie P. Clark(8)	202,757	*
Fowler T. Carter(9)	46,779	*
Chris R. Bonner(10)	7,580	*
Carin M. Barth	128,192	*
D. Mark DeWalch(11)	980,161	*
Jerry V. Kyle, Jr.(12)	905,653	*
Michael C. Linn	193,895	*
Ashley J. Longmaid	134,208	*
William N. Mathis(13)	2,145,841	1.0%
William E. Randall(14)	4,174,857	2.0%
Alexander D. Stuart(15)	6,589,706	3.1%
James W. Whitehead(16)	6,387,889	3.0%

Directors and current executive officers as a group (15 people)	37,770,545	17.8%

*	Less than 1%
(1)

Black Stone Minerals GP, L.L.C., the General Partner, owns 205,000 common units; these units are not included in the beneficial ownership table or in total units outstanding because this entity is our wholly owned subsidiary.

(2)	Carter2221, Ltd. is a family partnership, of which our Chairman, Chief Executive Officer and President, Thomas L. Carter, Jr., serves as the general partner.
(3)

AP Basileia SPV, LLC is the record holder of 14,711,219 preferred units, which are currently convertible into common units on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due. The address of AP Basileia SPV, LLC is 9 West 57th Street, 14th Floor, New York, NY 10019.

(4)

Mr. Carter has sole voting power over 14,816,624 common units, including all units held by Carter2221, Ltd., described above. He shares voting power over 167,155 common units held by his spouse and an aggregate of 126,365 common units held by trusts for the benefit of Mr. Carter’s children. Mr. Carter’s ownership also includes 235,601 unvested restricted common units issued as equity-based compensation.

(5)	Mr. Kiefer’s employment ended on May 29, 2024 and Ms. Smajstrla’s employment ended on June 13, 2024.
(6)	Includes 55,554 unvested restricted common units issued as equity-based compensation.
(7)	Includes 119,005 unvested restricted common units issued as equity-based compensation.
(8)	Includes 102,499 unvested restricted common units issued as equity-based compensation.
(9)	Includes 23,615 unvested restricted common units issued as equity-based compensation.
(10)	Includes 5,311 unvested restricted common units issued as equity-based compensation.
(11)

Mr. DeWalch has shared voting and investment power over 40,809 common units held by a trust, of which he serves as co-trustee, and 558,522 common units held by a family limited partnership, where he serves as a Manager and President of the partnership’s general partner. He also has shared voting and investment power over 6,749 common units held by his spouse.

(12)

Mr. Kyle has shared voting and investment power over an aggregate of 600,270 common units held by two trusts, of which he serves as co-trustee and beneficiary. He also has shared voting and investment power over an aggregate of 4,000 common units held by a family limited partnership.

(13)

Mr. Mathis has sole voting and investment power over an aggregate of 1,021,550 common units held by WM Capital Partners, L.P. and Conti Street Partners, L.P. He has sole voting and investment power over an aggregate of 612,020 common units held by four trusts, of which he serves as trustee. Mr. Mathis also has shared voting and investment power over 270,073 common units held by a trust, of which he serves as co-trustee.

(14)

Mr. Randall has shared voting and investment power of 4,003,222 common units held by RFG Mineral Company Ltd., as to which he disclaims beneficial ownership, except to the extent of his pecuniary interest.

(15)

Mr. Stuart has sole voting and investment power over an aggregate of 3,364,345 common units owned by Topsfield Energy, Ltd. and RDS Investments, L.P. He has sole voting power over 697,398 common units held by six trusts of which he serves as sole trustee, and he also has sole voting power over 286,976 common units held by a trustee of which he is sole trustee and beneficiary. He also shares voting and investment power over 187,462 common units held by two trusts, of which he serves as co-trustee.

(16)

Mr. Whitehead has shared voting and investment power over an aggregate of 6,153,656 common units owned by Crain Energy Ltd., Lacy Properties Ltd., Eagle Gathering System, Ltd., R. Lacy Services Ltd. Retirement Plan, and Crain Resources Ltd.. He also has sole voting power over 26,153 common units held by a trust, of which he serves as sole trustee.

Name of Beneficial Owner	Preferred Units Beneficially Owned(1)	Percentage of Preferred Units Beneficially Owned(2)
AP Basileia SPV, LLC(3)	14,711,219	100.0%

(1)

The preferred units vote on an as-converted basis with our common units and have certain other class voting rights with respect to, among other things, any amendment to the Partnership Agreement or our certificate of limited partnership that would be materially adverse to any of the rights, preferences, or privileges of the preferred units. Each holder may elect to convert all or any portion of its preferred units into common units on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due. Under certain conditions, we may elect to convert all or any portion of the preferred units into common units. We may also may elect to redeem the preferred units at any time during the 90-day period beginning on each Readjustment Date (as defined in the Partnership Agreement) at a redemption price payable wholly in cash equal to the Issue Price plus accrued and unpaid distributions on the applicable preferred units.

(2)	Percentages based upon 14,711,219 preferred units issued and outstanding as of April 14, 2024.
(3)	AP Basileia SPV, LLC is the record holder of 14,711,219 preferred units. The address of AP Basileia SPV, LLC is 9 West 57th Street, 14th Floor, New York, NY 10019.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has appointed Deloitte as our independent registered public accounting firm for the year ending December 31, 2025. Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm for the year ended December 31, 2024.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they choose to do so. These representatives will also be available to respond to appropriate questions and inquiries from unitholders. We do not expect representatives of Ernst & Young to be present at the Annual Meeting, and, therefore, they will not make a statement or address questions.

Unitholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by the Partnership Agreement or otherwise. We have submitted ratification to a vote of the unitholders because we believe this ratification is consistent with best practices in corporate governance to do so. If the unitholders fail to ratify the selection, the Audit Committee will reconsider the retention of that firm, but may retain such independent registered public accounting firm regardless of the vote. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our unitholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

YEAR ENDING DECEMBER 31, 2025.

Change in Auditor

Dismissal of Ernst & Young

As previously reported, on February 26, 2025, the Audit Committee of the Board chose not to renew the engagement of Ernst & Young as the Partnership’s independent registered public accounting firm, effective as of February 26, and notified Ernst & Young that it was dismissed as the Partnership’s independent registered public accounting firm.

The audit reports of Ernst & Young on the Partnership’s consolidated financial statements as of and for the years ended December 31, 2024, and December 31, 2023, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2024, and December 31, 2023, and through February 25, 2025, there were no (a) disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter in their reports; or (b) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Partnership previously provided Ernst & Young with a copy of the foregoing disclosures and requested and received a letter from Ernst & Young addressed to the SEC dated February 28, 2025, which was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on February 28, 2025, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Appointment of Deloitte

Effective February 26, 2025, the Audit Committee approved the appointment of Deloitte as the Partnership’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

During the years ended December 31, 2024, and December 31, 2023, and through February 25, 2025, the Partnership did not consult with Deloitte with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Partnership’s consolidated financial statements; or (b) any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit and Other Fees

For the years ended December 31, 2024 and 2023, consolidated fees billed to us by Ernst & Young, our independent registered public accounting firm for those periods, were as follows (in thousands):

	Year Ended December 31,
Fees Paid	2024	2023
Audit Fees(1)	$1,167	$1,104
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$1,167	$1,104

(1)

Audit Fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements, including those included in our Annual Report on Form 10-K, and a review of interim financial statements, including those included in our Quarterly Reports on Form 10-Q, (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iii) accounting consultations.

(2)

Audit-Related Fees consist of the aggregate fees billed for professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s financial services.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	Other Fees consist of aggregate fees billed for professional services rendered by the principal accountant that are not included in Audit Fees, Audit-Related Fees, or Tax Fees.

As outlined in its charter, the Audit Committee of the Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between us and our independent auditors. For the year ended December 31, 2024, the Audit Committee pre-approved 100% of the services described above.

PROPOSAL 3—NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE

OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Act, affords the limited partners a vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation and is not a vote on our general compensation policies, compensation of the Board, or our compensation policies as they relate to risk management.

We believe the Partnership’s success is dependent on our employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality employees. The Compensation Committee believes that our current executive compensation program reflects a pay-for-performance philosophy and aligns the interests of our executive officers and the limited partners. Our core executive compensation practices are summarized below:

What We Do	What We Don’t Do
✓ Link annual incentives to the achievement of pre-established performance goals	X Tax gross ups
✓ Emphasize long-term performance	X “Single trigger” change-in-control payments
✓ Provide at least 50% of our long-term compensation in the form of performance-based incentives	X Excessive perquisites
✓ Regularly evaluate the risks of our compensation programs	X Hedging of Partnership units
✓ Maintain an independent Compensation Committee	X Guaranteed minimum bonus payments for executive officers
✓ Engage an independent compensation consultant	X Automatic increases in executive base salary or lock-step changes in compensation based on peer group levels or metrics
✓ Maintain a clawback policy	X Repricing or buyout of underwater options without unitholder approval
✓ Emphasize performance-based, at risk compensation
✓ Maintain robust unit ownership and retention guidelines
✓ Hold an annual say-on-pay advisory vote

The Board invites you to review carefully the “Executive Compensation and Other Information” section and asks that you cast your vote to endorse our executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Partnership’s named executive officers, as disclosed in the 2025 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Pursuant to the Partnership Agreement, this proposal requires approval by a majority of the votes cast by the unitholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. While this vote does not bind the Board to any particular action, the Board values the input of the limited partners and will take into account the outcome of this vote in considering future compensation arrangements. We include this limited partner advisory vote annually, and we expect that the next such vote will occur at the 2026 Annual Meeting of Limited Partners.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY

RESOLUTION REGARDING EXECUTIVE COMPENSATION.

PROPOSAL 4—APPROVAL OF THE BLACK STONE MINERALS, L.P. 2025 LONG-TERM INCENTIVE PLAN

Background

The existing Black Stone Minerals, L.P. Long-Term Incentive Plan (the “Prior LTIP”), which was originally adopted in 2015, has been a key component of our compensation program since its adoption. The Prior LTIP has assisted in our recruitment and retention of qualified non-employee directors and key employees and has helped align their interests with the interests of our unitholders. The Prior LTIP will expire on May 6, 2025, the tenth anniversary of the date on which the Prior LTIP was adopted by the Board. In addition, the Board has determined that the current number of shares available for grants under the Prior LTIP (which is our only active equity-based plan) is not sufficient to meet the objectives of our compensation program going forward. Accordingly, the Board has adopted, and proposes that our unitholders approve, the Black Stone Minerals, L.P. 2025 Long-Term Incentive Plan (the “2025 LTIP”), which will allow us to remain competitive among our peers and to continue to promote the same interests that the Prior LTIP helped us pursue.

At the Annual Meeting, our unitholders will be asked to approve the 2025 LTIP. As of April 5, 2025, assuming maximum payout of currently outstanding awards, only 3,188,093 common units remained available for issuance under the Prior LTIP. If approved by our unitholders, the 2025 LTIP would authorize an additional 3,511,907 new common units to be available for issuance. The Partnership has not granted any awards under the Prior LTIP since April 5, 2025, and will not grant any future awards under the Prior LTIP if the 2025 LTIP is approved by our unitholders at the Annual Meeting. If approved by our unitholders, the 2025 LTIP would become effective as of the date of the Annual Meeting, and no further awards will be granted under the Prior LTIP as of the date of the Annual Meeting. Whether the 2025 LTIP is approved by our unitholders or not, each award granted under the Prior LTIP will continue to be subject to the terms and provisions applicable to such award under the applicable award agreement and the Prior LTIP.

Capitalized terms used in this Proposal, but not defined herein shall have the meaning ascribed to them in the 2025 LTIP.

Purpose of Proposal

On April 16, 2025, subject to approval by our unitholders, the Board determined that it is in the Partnership’s best interest to adopt the 2025 LTIP, pursuant to which 6,700,000 shares of our common stock are authorized for issuance. This number represents the 3,188,093 shares of our common units available for awards under the Prior LTIP as of April 5, 2025 and an additional 3,511,907 shares of our common stock newly reserved for the 2025 LTIP.

If all or any portion of an Award, including an award granted under the Prior LTIP that is outstanding as of the effective date of the 2025 LTIP (an “Existing Award”), expires or is cancelled, forfeited, exchanged, settled for cash or otherwise terminated without the actual delivery of shares, any shares subject to such Award or Existing Award will again be available for new Awards under the 2025 LTIP. Any shares withheld or surrendered in payment of any taxes relating to Awards or Existing Awards will be again available for new Awards under the 2025 LTIP.

The 2025 LTIP is intended to provide flexibility to enable the continued use of stock-based compensation consistent with the objectives of our compensation program. The length of time the 2025 LTIP share pool will support our incentive compensation program will depend on numerous factors that cannot be fully anticipated by us at this time including our share price, our executive retention rate, and changes in our compensation practices, which may be influenced by all of the preceding variables as well as changes in the compensation practices of companies with which we compete for executive talent.

Consequences of Failing to Approve the 2025 LTIP

The 2025 LTIP will not be implemented unless approved by unitholders. If the 2025 LTIP is not approved by unitholders, the Prior LTIP will remain in effect in its present form and we will continue to grant awards thereunder until the share reserve under the Prior LTIP is exhausted or the Prior LTIP expires (except that any award granted prior to such expiration would extend beyond such expiration until the final disposition of such award). If that occurs, we may be compelled to increase significantly the cash component of our director and executive compensation, which may not necessarily align director and executive compensation interests with the investment interests of our unitholders, as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expenses and use cash that could be better utilized if reinvested in our businesses or returned to our unitholders.

Historical Award Information and Equity Use

While equity-based awards and incentives are an important part of achieving the Partnership’s goals, we are mindful of our responsibility to our unitholders to exercise judgement in granting equity-based awards.

Share Usage

The annual share usage under the Prior LTIP for the last three years was as follows:

	2024	2023	2022	THREE-YEAR AVERAGE
STOCK OPTIONS GRANTED	—	—	—
STOCK-SETTLED TIME-VESTED RESTRICTED UNIT AWARDS GRANTED	319,296	284,772	418,582
STOCK-SETTLED PERFORMANCE UNIT AWARDS EARNED (1)	420,783	520,574	338,506
WEIGHTED-AVERAGE BASIC COMMON UNITS OUTSTANDING	210,684,000	209,970,000	209,382,000
SHARE USAGE RATE	0.35%	0.38%	0.36%	0.37%

(1)

With respect to performance-based units in the table above, the share usage rate is calculated using the applicable number of shares earned each fiscal year. For reference, the performance-based units granted were as follows 408,692 shares in 2024, 500,140 in 2023, and 1,931,631 in 2022.

The proposed 2025 LTIP is included as Appendix A hereto. If our unitholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the units available for delivery under the 2025 LTIP.

Description of the 2025 LTIP

The material features of the 2025 LTIP are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the 2025 LTIP which is attached to this proxy statement as Appendix A.

General

The 2025 LTIP provides for the grant, from time to time, at the discretion of the board of directors of our General Partner or a committee thereof, of unit options, unit appreciation rights, restricted units, phantom units, unit awards, DERs, cash awards, and other unit-based awards to non-employee directors of our General Partner and certain employees and consultants of our General Partner and our affiliates.

If unitholder approval of the 2025 LTIP is obtained, as specified in this Proposal, 6,700,000 common units would be available for future grants (plus any previously awarded units that are returned to the Prior LTIP, as described above). This number represents the 3,188,093 shares of our common units available for awards under the Prior LTIP as of April 5, 2025 and an additional 3,511,907 shares of our common stock newly reserved for the 2025 LTIP. If our unitholders do not approve the 2025 LTIP, the Prior LTIP will remain in effect under its current terms until its expiration on May 6, 2025, including the maximum number of units authorized for issuance pursuant to the Prior LTIP, of which 3,188,093 units remain available for future grants as of April 5, 2025.

On April 4, 2025 (the last trading day prior to April 5), the per share closing price of the Partnership’s common stock was $13.97, as reported on the NYSE.

Purpose

The purpose of the 2025 LTIP is to promote our interests, as well as the interests of our unitholders and to encourage superior performance, by rewarding the directors of our General Partner and employees and consultants of our General Partner and our affiliates, as well as by strengthening our General Partner’s and our affiliates’ abilities to attract, retain, and motivate individuals who are essential for our growth and profitability and to encourage such individuals to devote their best efforts to advancing the business of the of the Partnership and its Affiliates.

Administration

The 2025 LTIP is administered by the Board or a committee thereof, either of which we refer to herein as the “Committee,” provided that the Committee may delegate any or all of its powers under the 2025 LTIP to the Chief Executive Officer of the General Partner, subject to certain limitations. The Committee also has the authority to designate a subcommittee to take action with respect to awards in certain circumstances. The Committee has full power and authority to administer the 2025 LTIP, interpret its provisions, and adopt rules for implementing the 2025 LTIP. This authority includes, but is not limited to, the power to designate participants; determine the type of types of awards to be granted to a participant; determine the number and type of units to be covered by awards; determine the terms and conditions of any award, consistent with the terms of the 2025 LTIP; determine whether, and to what extent, and under what circumstances awards may be vested, settled, exercised, canceled or forfeited; interpret and administer the 2025 LTIP and any instrument relating to an award made under the 2025 LTIP; and establish, amend, suspend or waive such rules and regulations and appoint such agreements as it may deem appropriate for the proper administration of the 2025 LTIP.

Types of Awards

The types of awards that may be granted pursuant to the 2025 LTIP are described below.

Unit Options and Unit Appreciation Rights

The 2025 LTIP authorizes the grant of unit options and unit appreciation rights covering common or subordinated units. Unit options represent the right to purchase a number of common or subordinated units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common or subordinated units as of the exercise date over a specified exercise price, either in cash, common or subordinated units, or a combination thereof, as determined in the discretion of the committee. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the committee may determine, consistent with the terms of the 2025 LTIP; however, the exercise price of a unit option or unit appreciation right may not be less than the fair market value of a common or subordinated unit on the date such unit option or unit appreciation right is granted.

Restricted Units and Phantom Units

The 2025 LTIP authorizes the grant of restricted units and phantom units. A restricted unit is a common or subordinated unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the participant holds a common or subordinated unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common or subordinated unit (or such greater or lesser number of common or subordinated units as may be provided pursuant to the applicable award agreement) upon the vesting of the phantom unit (or on a deferred basis upon specified future dates or events) or cash equal to the fair market value of a common or subordinated unit (or such greater or lesser number of common or subordinated units) or a combination thereof, as determined in the discretion of the committee. The committee may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the committee may determine are appropriate, including the period over which restricted or phantom units will vest. The committee may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The committee, in its discretion, may also grant tandem DERs with respect to phantom units. DERs are described in more detail below.

Distribution Equivalent Rights

The Committee is also authorized to grant DERs either in tandem with an award or as a separate award. DERs are contingent rights to receive an amount in cash, common or subordinated units, restricted units, phantom units, or any combination thereof, as determined by the committee in its discretion, equal to the cash distributions made on our common units or our subordinated units, as determined by the committee in its discretion, during the period in which such DERs remain outstanding. The terms and conditions applicable to DERs will be determined by the committee and set forth in an award agreement.

Cash Awards

The 2025 LTIP authorizes the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the 2025 LTIP.

Bonus Units, Units in Lieu of Obligations, and Other Unit-Based Awards

The 2025 LTIP also authorizes the grant of units as a bonus or units in lieu of obligations to pay cash or deliver other property under the 2025 LTIP or other compensation arrangements at the discretion of the committee. Additionally, the 2025 LTIP permits the grant of “other unit-based awards,” which are awards that, in whole or in part, are denominated or payable in, valued in, or otherwise based on or related to common or subordinated units. An other unit-based award may be fully vested at grant, or the vesting of an other unit-based award may be based on a participant’s continued service, the achievement of specified performance criteria or other measures. On vesting (or on a deferred basis upon specified future dates or events), an other unit-based award may be paid in cash and/or in common or subordinated units (including common or subordinated restricted units), as determined by the committee.

Substitute Awards

Awards may be granted under the 2025 LTIP in substitution of similar awards held by Participants in connection with a merger, consolidation or acquisition by the Partnership or one of its Affiliates of another entity or the securities or assets of another entity (including in connection with the acquisition by the Partnership or one of its Affiliates of additional securities of an entity that is an existing Affiliate of the Partnership).

Source of Units, Cost, Proceeds

Units to be delivered with respect to awards under the 2025 LTIP may consist, in whole or in part, as applicable, of common or subordinated units acquired by us or our General Partner in the open market, common or subordinated units already owned by our General Partner or us, common or subordinated units acquired by our General Partner directly from us, one of our affiliates or any other person, new common or subordinated units otherwise issuable by us or any combination of the foregoing, as determined by the committee in its discretion. With respect to awards made to non-employee directors of our General Partner and employees and consultants of our General Partner and our affiliates, our General Partner will be entitled to reimbursement by us for the cost incurred in acquiring such units or, with respect to unit options, for the difference between the cost it incurs in acquiring these units and the proceeds it receives from a participant at the time of the participant’s exercise of an option. Thus, we will bear the cost of all awards under the 2025 LTIP. If we issue new common or subordinated units with respect to these awards, the total number of units outstanding will increase, and our General Partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash, our General Partner will be entitled to reimbursement by us for the amount of the cash settlement.

Adjustments Upon Certain Corporate Transactions

Upon the occurrence of an equity restructuring event that would result in an accounting charge under ASC Topic 718, the Committee will equitably adjust the number and type of units (or other securities or property) covered by each outstanding award, along with its terms and conditions, provided that no adjustment should materially reduce the benefit to a participant immediately prior to such adjustment without the consent of such participant. Upon the occurrence of any other similar event that would not result in an accounting charge under ASC Topic 718 if the adjustment to awards with respect to such event were discretionary, the Committee shall have complete discretion to adjust the awards and the number and type of units (or other securities or property) with respect to which awards may be granted under the 2025 LTIP in such manner as it deems appropriate. In the event the Committee makes any adjustment pursuant to the foregoing provisions of this paragraph, the Committee will make a corresponding and appropriate adjustment with respect to the maximum number of units that may be delivered with respect to awards under the 202 LTIP and the kind of units or other securities available for issuance under the 2025 LTIP.

In the event that the Committee determines that any distribution, recapitalization, split, reverse split, reorganization, merger, change of control, consolidation, split-up, spin-off, combination, repurchase, or exchange of units or other securities, issuance of warrants or other rights, or other similar transaction or event affects the units such than an adjustment is determined by the Committee to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, then the Committee shall adjust any or all of (a) the number and type of units with respect to which awards may be granted or which are subject to outstanding awards and (b) the grant or exercise price with respect to any award or make a provision for cash payment to the holder of an outstanding award. In addition, the committee has discretion to make such adjustments to awards then outstanding as the Committee deems appropriate, including, but not limited to, removing forfeiture restrictions, accelerating the time of exercisability or requiring mandatory surrender of some or all of the outstanding awards held by such holders and paying to each holder a cash equivalent, and canceling awards.

Change of Control

Subject to the terms of the applicable award agreement, upon a Change of Control, an Award may automatically vest and be payable or become exercisable in full, as the case may be.

Termination; Amendment

The 2025 LTIP will automatically expire on the tenth anniversary of its effective date, which is April 16, 2035. The Committee, at its discretion, may terminate the 2025 LTIP at any time with respect to the common or subordinated units for which an award has not previously been granted. The committee also has the right to alter or amend the 2025 LTIP or any part of it from time to time or to amend any outstanding award granted under the 2025 LTIP, provided that no change in any outstanding award may be made that would materially reduce the benefit to a participant immediately prior to such change without the consent of the affected participant.

U.S. Federal Income Tax Consequences

Unit Options and Unit Appreciation Rights

Participants will not realize taxable income upon the grant of a unit option or unit appreciation right. Upon the exercise of a unit option or an unit appreciation right, a participant will recognize ordinary compensation income (subject to the Partnership’s withholding obligations if the participant is an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common units received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any common units received pursuant to the exercise of a option or unit appreciation right that equals the fair market value of such units on the date of exercise. Subject to the discussion under “Tax Consequences to the Partnership” below, the Partnership will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the common units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months to qualify for long-term capital gain treatment.

Under current rulings, if a participant transfers previously held common units in satisfaction of part or all of the exercise price of an option, no additional gain will be recognized on the transfer of such previously held units in satisfaction of the option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a option in the manner described above). Moreover, the number of common units received upon exercise which equals the number of common units of previously held common units surrendered in satisfaction of the option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held common units surrendered in satisfaction of the option exercise price. Any additional common units received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The 2025 LTIP generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution, but the 2025 LTIP allows the Committee to permit the transfer of Awards in limited circumstances, in its discretion. For income and gift tax purposes, certain transfers of options should generally be treated as completed gifts, subject to gift taxation.

The IRS has not provided formal guidance on the income tax consequences of a transfer of options (other than in the context of divorce) or UARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment or payroll taxes will be collectible at the time the transferee exercises the stock options. If an option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment or payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the option at the time of the gift. The value of the option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the option and the illiquidity of the option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $19,000 per donee (for 2025, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested options has not been extended to unvested options. Whether such consequences apply to unvested options or to UARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Restricted Units, Phantom Units, and DERs

Individuals will not have taxable income at the time of grant of a restricted unit or phantom unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or common units in settlement of the restricted unit award or phantom unit award, as applicable, in an amount equal to the cash or the fair market value of the common units received. The DERs, if any, received with respect to a restricted unit or other award will be taxable as ordinary compensation income, not dividend income, when paid.

Cash Awards

A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon.

Bonus Units, Units in Lieu of Obligations, and Other Unit-Based Awards

Bonus units, units in lieu of obligations, and other unit-based awards generally result in taxable income to the participant and a compensation deduction by the Partnership at the time the payment is made. If such awards are paid in common units, the compensation amount will be equal to the fair market value of the common units on the date of transfer and result in a corresponding compensation deduction for the Partnership.

Tax Consequences to the Partnership

The Partnership’s ability to obtain a deduction for the amounts described above could be subject to a requirement that , such amounts constitute reasonable compensation for services rendered or to be rendered and are ordinary and necessary business expenses.

New Plan Benefits

Because awards granted under the 2025 LTIP are at the discretion of the Committee, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2025 LTIP. Therefore, the New Plan Benefits Table is not provided.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2024 with respect to compensation plans under which equity securities of the Partnership are authorized for issuance.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	2,422,541	$—	3,426,374
Total	2,422,541	$—	3,426,374

(1)

This column reflects the maximum number of common units subject to 2023 and 2024 LTI Performance Units and the Aspirational Awards (which have been included in full assuming all performance targets will be met) granted under the Prior LTIP outstanding and unvested as of December 31, 2024. Because the number of common units to be issued upon settlement of outstanding performance unit awards is subject to performance conditions, the number of common units actually issued may be substantially less than the number reflected in this column. This column also reflects the actual number of common units earned with respect to the 2022 LTI Performance Units that were vested but not yet settled as of December 31, 2024. This column does not include any units related to DERs tandem to any of these LTI Performance Units because any such DER units were not determinable as of December 31, 2024. No options or warrants have been granted under the Prior LTIP.

(2)	No options have been granted under the Prior LTIP, and performance unit awards reflected in column (a) are not reflected in this column as they do not have an exercise price.
(3)	This column reflects the total number of common units remaining available for issuance under the Prior LTIP.

Our only equity compensation plan is the Prior LTIP. The Prior LTIP was approved by the General Partnership prior to our initial public offering but as of December 31, 2024 has not been approved by our public unitholders. Please read Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2024, for a description of our equity compensation plans as of such date. In addition, a detailed description of the terms of the Prior LTIP, as in effect on December 31, 2024, is available in our registration statement on Form S-1, last filed on April 22, 2015, under the heading “Executive Compensation and Other Information-Long-Term Incentive Plan.

Vote Required

Pursuant to the Partnership Agreement, the proposal to approve the adoption of the 2025 LTIP requires approval by a majority of the votes cast by the unitholders entitled to vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADOPTION OF THE BLACK STONE MINERALS, L.P. 2025 LONG-TERM INCENTIVE PLAN.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Black Stone Minerals, L.P. (the “Partnership”) specifically incorporates such information by reference in such filing.

The Board of Directors of the Partnership’s general partner (the “Board”) has determined that all current Audit Committee members are (i) independent, as defined in Rule 10A-3 promulgated under the Exchange Act, (ii) independent under the standards set forth by the New York Stock Exchange, and (iii) financially literate. In addition, Ms. Carin M. Barth qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The Audit Committee has reviewed and discussed with the Partnership’s management the audited consolidated financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2024. The Audit Committee discussed with Ernst & Young, the Partnership’s independent registered public accounting firm for the year ended December 31, 2024, matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).

Ernst & Young also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young the firm’s independence.

Based on the Audit Committee’s discussions with management and Ernst & Young, and the Audit Committee’s review of the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

The Audit Committee:

Carin M. Barth

Jerry V. Kyle, Jr.

William E. Randall

James W. Whitehead

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the unitholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES FOR THE 2026 ANNUAL MEETING

If our 2026 Annual Meeting is held within 30 days before or 70 days after June 12, 2026, in order to nominate a person for election to the Board, notice must be received in writing by our Investor Relations Department at our principal executive offices at 1001 Fannin Street, Suite 2020, Houston, Texas 77002, no later than the close of business on March 14, 2026, and no earlier than February 12, 2026. If our 2026 Annual Meeting is held more than 30 days before or 70 days after June 12, 2026, the nomination notice must be received in writing by our Investor Relations Department at the address listed above not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by us or the General Partner. All such unitholder nominations must also be otherwise eligible for election under the terms set forth in the Partnership Agreement. For additional information, please read “Governance Matters—Director Nominations.” In addition, unitholders who intend to solicit proxies in support for director nominees other than the Partnership’s nominees must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Any unitholder who wishes to submit a proposal for inclusion in the proxy materials and for presentation at the 2026 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, unitholder proposals should be received by our Investor Relations Department not later than December 31, 2025. Any unitholder who wishes to submit a proposal for inclusion in the proxy materials for our 2026 Annual Meeting must submit such proposal by the date referred to above, or it will be considered untimely.

APPENDIX A

BLACK STONE MINERALS, L.P.

2025 LONG-TERM INCENTIVE PLAN

Section 1. Purpose of the Plan. The Black Stone Minerals, L.P. 2025 Long-Term Incentive Plan (the “Plan”) has been adopted by the Board of Directors (the “Board”) of Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), the general partner of Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”). The Plan is intended to promote the interests of the Partnership and its Affiliates and to encourage superior performance by providing incentive compensation awards denominated in or based on Units to Employees, Consultants and Directors. The Plan is also intended to enhance the ability of the General Partner, the Partnership and their respective Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage such individuals to devote their best efforts to advancing the business of the Partnership and its Affiliates.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “ASC Topic 718” means Accounting Standards Codification Topic 718, Compensation – Stock Compensation, or any successor accounting standard.

(c) “Award” means an Option, Restricted Unit, Phantom Unit, DER, Unit Appreciation Right, Other Unit-Based Award, or Cash Award granted under the Plan.

(d) “Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

(e) “Board” means the board of directors of the General Partner.

(f) “Bonus Unit” means an Award granted pursuant to Section 6(d).

(g) “Cash Award” means an Award denominated in cash granted under Section 6(e).

(h) “Change of Control” means, and shall be deemed to have occurred upon one or more of the following events, except as otherwise provided in the applicable Award Agreement:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act shall beneficially own and control, directly or indirectly, a number of Units that would entitle such person or group to vote Units representing, in the aggregate, more than 50% of the total number of outstanding Common Units and Subordinated Units that are entitled to vote and be counted for purposes of calculating the required votes, and that are deemed to be outstanding for purposes of determining a quorum, at any annual meeting of the limited partners of the Partnership or otherwise in the election of the Board;

(ii) the limited partners of the Partnership approve, in one transaction or a series of transactions, a plan of complete liquidation of the Partnership;

(iii) the sale or other disposition by either the General Partner or the Partnership of all or substantially all of the General Partner’s or the Partnership’s assets, respectively, in one or more transactions to any Person other than the General Partner, the Partnership, or any of their respective Affiliates;

(iv) a transaction resulting in a Person other than the General Partner or an Affiliate of the General Partner (as determined immediately prior to such event) being the sole general partner of the Partnership;

(v) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

(vi) the Partnership ceases to own, directly or indirectly, 100% of the outstanding equity interests of the General Partner.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to a 409A Award, a “Change of Control” shall not occur unless the transaction or event described in subsection (i), (ii), (iii) or (iv) above also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as applied to non-corporate entities and as relates to the holder of such Award, to the extent required to comply with Section 409A.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means the Board or such committee of, and appointed by, the Board to administer the Plan; provided, however, that in the absence of the Board’s appointment of a committee to administer the Plan, the Compensation Committee of the Board shall serve as the Committee.

(k) “Common Unit” means an interest in the Partnership having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

(l) “Consultant” means an individual, other than a Director or Employee, who renders bona fide consulting or advisory services to the General Partner, the Partnership, or any of their respective Affiliates.

(m) “DER” means a distribution-equivalent right representing a contingent right to receive an amount in cash, Units, Restricted Units, or Phantom Units, as determined by the Committee in its sole discretion, equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

(n) “Director” means a member of the Board who is not an Employee.

(o) “Effective Date” means April 16, 2025, the date on which this Plan was adopted by the Board, subject to obtaining the approval of the Partnership’s unitholders.

(p) “Employee” means an employee of the General Partner, the Partnership, or any of their respective Affiliates.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any given date, (i) with respect to a Common Unit, (x) if the Common Units are traded on a national securities exchange on such date, the closing sales price of a Common Unit on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were reported sales) on the New York Stock Exchange or, if the Common Units are not then listed on such exchange, on any other national securities exchange on which the Common Units are listed or on an inter-dealer quotation system, in any case, as reported in such source as the Committee shall select or (y) if there is no regular public trading market for the Common Units at the time a determination of fair market value is required to be made hereunder, the amount determined in good faith by the Committee to be the fair market value of a Common Unit as of such date; and (ii) with respect to a Subordinated Unit, the amount determined in good faith by the Committee to be the fair market value of a Subordinated Unit as of such date.

(s) “Incumbent Board” means the portion of the Board constituted of the individuals who are Directors as of the Effective Date and any other individual who becomes a Director after the Effective Date and whose election or appointment by the Board or nomination for election by the Partnership’s limited partners was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

(t) “Option” means an option to purchase Units granted pursuant to Section 6(a).

(u) “Other Unit-Based Award” means an Award granted pursuant to Section 6(e).

(v) “Participant” means an Employee, Consultant or Director granted an Award under the Plan.

(w) “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, restated and otherwise modified from time to time.

(x) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency, or political subdivision thereof or other entity.

(y) “Phantom Unit” means a notional interest granted under Section 6(b) that, to the extent vested, entitles the Participant to receive a Unit (or such greater or lesser number of Units as may be provided pursuant to the applicable Award Agreement), an amount of cash equal to the Fair Market Value of a Unit (or such greater or lesser number of Units as may be provided pursuant to the applicable Award Agreement) or a combination thereof, as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

(z) “Prior Plan” means the Black Stone Minerals, L.P. Long-Term Incentive Plan, as adopted on May 6, 2015.

(aa) “Qualified Member” means a member of the Committee who is a “nonemployee director” within the meaning of Rule 16b-3.

(bb) “Restricted Period” means the period established by the Committee with respect to an Award or Unit during which the Award or Unit remains subject to restrictions established by the Committee, including, a period during which an Award or Unit is subject to forfeiture or restrictions on transfer, or is not yet exercisable by or payable to the Participant, as the case may be. As the context requires, the word “vest” and its derivatives refers to the lapse of some or all, as the case may be, of the restrictions imposed on an Award or Unit during such Restricted Period.

(cc) “Restricted Unit” means a Unit granted pursuant to Section 6(b) that is subject to a Restricted Period.

(dd) “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

(ee) “SEC” means the Securities and Exchange Commission, or any successor thereto.

(ff) “Section 409A” means Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or guidance that may be amended or issued after the Effective Date.

(gg) “Subordinated Unit” means an interest in the Partnership having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit.

(hh) “UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

(ii) “Unit” means a Common Unit or a Subordinated Unit. In the context of a particular Award, references in the Plan to a “Unit” shall be a reference to either a Common Unit or a Subordinated Unit, determined based on the type of Units with respect to which such Award is granted.

(jj) “Unit Appreciation Right” or “UAR” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price established for such UAR. Such excess may be paid in cash or in Units as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

Section 3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, subject to Section 3(b); provided, however, that in the event that the Board is not also serving as the Committee, the Board, in its sole discretion, may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. The governance of the Committee shall be subject to the charter, if any, of the Committee as approved by the Board. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the General Partner, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is then an officer subject to Rule 16b-3 or a Director. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i) designate Participants;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number and type of Units to be covered by Awards;

(iv) determine the terms and conditions of any Award, consistent with the terms of the Plan, which terms may include any provision regarding the acceleration of vesting or waiver of forfeiture restrictions or any other condition or limitation regarding an Award, based on such factors as the Committee shall determine, in its sole discretion;

(v) determine whether, to what extent, and under what circumstances Awards may be vested, settled, exercised, canceled, or forfeited;

(vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan;

(vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award or in any Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the General Partner, the Partnership, any of their respective Affiliates, any Participant, and any beneficiary of any Award.

(b) Authority of a Subcommittee of the Committee. If the Board is not functioning as the Committee, then at any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Partnership may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal the Committee remains composed solely of two or more Qualified Members, or (iii) by the full Board. Any such action described in clauses (i), (ii), or (iii) of the preceding sentence shall be deemed to be the action of the Committee for all purposes of the Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Employee, the General Partner’s or the Partnership’s legal counsel, independent auditors, consultants, or any other agents assisting in the administration of the Plan. Members of the Committee and any Employee acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the General Partner with respect to any such action or determination.

Section 4. Units.

(a) Limits on Units Deliverable.

(i) Units Reserved. Subject to adjustment as provided in Section 4(c) and Section 7, the number of Common Units and Subordinated Units, in the aggregate, that may be delivered with respect to Awards under the Plan shall be equal to the sum of (A) 3,511,907 Units; (B) the number of Units available for issuance under the Prior Plan on the Effective Date; and (C) any Units that are the subject of an award under the Prior Plan as of the Effective Date and are thereafter forfeited or terminated, expire unexercised, are settled in cash in lieu of Units or in a manner such that all or some of the Units covered by such award are not issued to the award holder, or are exchanged for an awards that does not involve Units, and any shares that are withheld from payment of an award to satisfy tax obligations.

(ii) Unit Recycling and Limitations. If any Award is forfeited, cancelled, exercised, settled in cash, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose unless and until the Restricted Period for such Restricted Units lapses), or if any Units under an Award are held back to cover the exercise price or tax withholding (including the withholding of Units with respect to an Award of Restricted Units), then, in either such case, the Units underlying such Awards that are so forfeited, cancelled, exercised, settled in cash or that otherwise terminate or expire without the actual delivery of Units and Units so held back shall be available to satisfy future Awards under the Plan. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year shall not exceed $750,000; provided, however, that for any calendar year in which a Director (A) first commences service on the

Board, (B) serves on a special committee of the Board, or (C) serves as lead director or chairman of the Board, additional Awards may be granted to such Director in excess of such limit; provided, further, that the limit set forth in this Section (4)(a)(ii) shall be applied without regard to (x) cash fees paid to a Director during such calendar year (or grants of Awards, if any, made to a non-Employee member of the Board in lieu of all or any portion of such cash fees) or (y) grants of Awards, if any, made to a Director during any period in which such individual was an Employee of the Partnership or any Affiliate or was otherwise providing services to the Partnership or to any Affiliate other than in the capacity as a Director.

(b) Sources of Units Deliverable under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of (i) Common Units acquired in the open market; (ii) Common Units or Subordinated Units acquired from the Partnership (including newly issued Common Units or Subordinated Units), any Affiliate of the Partnership, or any other Person; or (iii) any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments.

(i) Certain Restructurings. Upon the occurrence of any “equity restructuring” event that could result in an additional compensation expense to the General Partner or the Partnership pursuant to the provisions of ASC Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan after such event; provided, however, that no adjustment to any Award shall materially reduce the benefit to a Participant immediately prior to such adjustment without the consent of such Participant. Upon the occurrence of any other similar event that would not result in an accounting charge under ASC Topic 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards and the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan in such manner as it deems appropriate with respect to such other event. In the event the Committee makes any adjustment pursuant to the foregoing provisions of this Section 4(c), the Committee shall make a corresponding and proportionate adjustment with respect to the maximum number of Units that may be delivered with respect to Awards under the Plan as provided in Section 4(a) and the kind of Units or other securities available for grant under the Plan.

(ii) Other Adjustments. Subject to, and without limiting the scope of, the provisions of Section 4(c)(i), in the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, Change of Control, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee, in its sole discretion, to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (B) the number and type of Units (or other securities or property) subject to outstanding Awards, and (C) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number. Further, upon the occurrence of any event described in the preceding sentence, the Committee, acting in its sole discretion without the consent or approval of any holder, may effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards:

(A) remove any applicable forfeiture restrictions on any Award;

(B) accelerate the time of exercisability or the time at which the Restricted Period shall lapse to a specific date specified by the Committee;

(C) require the mandatory surrender to the General Partner or the Partnership by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then subject to a Restricted Period or other restrictions pursuant to the Plan) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Awards and cause the General Partner, the Partnership or any of their respective Affiliates to pay to each holder an amount of cash per Unit equal to the per Unit value as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards less the exercise price, if any, applicable to such Awards; provided, however, that to the extent the exercise price of an Option or UAR exceeds such per Unit value as determined by the Committee, no consideration will be paid with respect to that Award;

(D) cancel Awards that remain subject to a Restricted Period as of a date specified by the Committee without payment of any consideration to the Participant for such Awards; or

(E) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such event (including, without limitation, the substitution of new awards for Awards); provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding.

Section 5. Eligibility. Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6. Awards.

(a) Options and UARs. The Committee shall have the authority to determine the Employees, Consultants, and Directors to whom Options or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted but, except with respect to substitute Awards pursuant to Section 6(f)(viii), may not be less than the Fair Market Value of a Unit as of the date of grant of such Option or UAR.

(ii) Time and Method of Exercise. The Committee shall determine the exercise terms and the Restricted Period, if any, with respect to an Option or UAR, which may include a provision for accelerated vesting upon the achievement of specified performance goals or other events and the method or methods by which payment of the exercise price with respect to an Option or UAR may be made or deemed to have been made, which may include cash, check acceptable to the General Partner, withholding Units having a Fair Market Value on the exercise date equal to the relevant exercise price from the Award, a “cashless-broker” exercise through procedures approved by the General Partner, other securities or other property, a note (in a form acceptable to the General Partner), or any combination of the foregoing methods.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with (or service to) the General Partner and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Options and UARs awarded to the Participant shall be automatically forfeited on such termination.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees, Consultants, and Directors to whom Restricted Units or Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the applicable Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to the Phantom Units.

(i) UDRs. To the extent determined by the Committee, in its discretion, the Award Agreement for a grant of Restricted Units may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, with or without interest or other earnings credit (as determined by the Committee), until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction at the same time as cash distributions are paid by the Partnership to its unitholders.

(ii) Forfeitures. Except as otherwise provided in the terms of the applicable Award Agreement, upon termination of a Participant’s employment with (or service to) the General Partner and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded to the Participant shall be automatically forfeited on such termination.

(iii) Lapse of Restrictions.

(A) Phantom Units. Unless otherwise provided in the applicable Award Agreement, upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to Section 8(b), the Participant shall be entitled to settlement of such Phantom Unit and shall receive one Unit (or such greater or lesser number of Units as may be provided pursuant to the applicable Award Agreement) or an amount in cash equal to the Fair Market Value (for purposes of this Section 6(b)(iii), as calculated on the last day of the Restricted Period) of a Unit (or such greater or lesser number of Units as may be provided pursuant to the applicable Award Agreement) or a combination thereof, as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

(B) Restricted Units. Upon or as soon as reasonably practicable following the vesting of each Restricted Unit, subject to Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate (or book entry account, as applicable).

(c) DERs. The Committee shall have the authority to determine the Employees, Consultants, and Directors to whom DERs are granted, whether such DERs are tandem or separate Awards, whether such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest or other earnings credit), any vesting restrictions and payment provisions applicable to the DERs, and such other provisions or restrictions as determined by the Committee in its discretion, all of which shall be specified in the applicable Award Agreements. Distributions in respect of DERs shall be credited as of the distribution dates during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such DERs shall be converted to cash, Units, Restricted Units, or Phantom Units by such formula and at such times and subject to such limitations as may be determined by the Committee. Tandem DERs may be subject to the same or different vesting restrictions as the underlying Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(d) Bonus Units and Awards in Lieu of Obligations. The Committee is authorized to grant Units as a bonus or to grant Units in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements to such Employees, Consultants and Directors and in such amounts as the Committee, in its discretion, may select. Bonus Units or Awards granted hereunder shall be subject to such other terms and conditions as shall be determined by the Committee.

(e) Other Unit-Based Awards; Cash Awards. Other Unit-Based Awards may be granted under the Plan to such Employees, Consultants, and Directors as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part. The Committee shall determine the terms and conditions of any Other Unit-Based Award, including whether such Other Unit-Based Award (or any portion thereof) is fully vested when granted and, if such Other

Unit-Based Award (or any portion thereof) is not fully vested when granted, the conditions under which such Other Unit-Based Award (or the unvested portion thereof) may become vested or forfeited. Other Unit-Based Awards may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the applicable Award Agreement. Cash Awards, as an element of or supplement to, or independent of any other Award under the Plan, may also be granted pursuant to this Section 6(e).

(f) Certain Provisions Applicable to Awards.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the General Partner or any Affiliate of the General Partner. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the General Partner, the Partnership or any of their respective Affiliates may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Section 6(f)(ii)(C), each Option and UAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the Person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Section 6(f)(ii)(C), no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the General Partner, the Partnership or any of their respective Affiliates.

(C) The Committee may provide in an Award Agreement or in its discretion that an Award may, on such terms and conditions as the Committee may from time to time establish, be transferred by a Participant without consideration to any “family member” of the Participant, as defined in the instructions to use of the Form S-8 Registration Statement under the Securities Act of 1933, as amended, or any related family trust, limited partnership or other transferee specifically approved by the Committee.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Issuance of Units. The Units or other securities of the Partnership delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including, without limitation, in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any securities exchange upon which such Units or other securities are then listed, and any applicable laws, and the Committee may cause a legend or legends to be inscribed on any certificates, if applicable, to make appropriate reference to such restrictions.

(v) Consideration for Grants. To the extent permitted by applicable law, Awards may be granted for such consideration, including services, as the Committee shall determine.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Partnership shall not be required to issue or deliver any certificates or make any book entries evidencing Units pursuant to the exercise or vesting of any Award unless and until the Board or the Committee has determined, with advice of counsel, that (A) the issuance of such Units is in compliance with all applicable laws, regulations of governmental authorities, and, if applicable, the requirements of any securities exchange on which the Units are listed or traded, and (B) the

Units are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. Without limiting the generality of the foregoing, the delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain or deliver Units pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any exercise price or tax withholding) is received by the General Partner. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including cash, other Awards, withholding of Units, cashless broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the General Partner, as of the date of such tender, is at least equal to the full amount required to be paid to the General Partner pursuant to the Plan or the applicable Award Agreement.

(vii) Change of Control. If specifically provided in an Award Agreement, upon a Change of Control the Award may automatically vest and be payable or become exercisable in full, as the case may be.

(viii) Substitute Awards. Awards may be granted under the Plan in substitution of similar awards held by individuals who are or who become Employees, Consultants or Directors in connection with a merger, consolidation or acquisition by the Partnership or one of its Affiliates of another entity or the securities or assets of another entity (including in connection with the acquisition by the Partnership or one of its Affiliates of additional securities of an entity that is an existing Affiliate of the Partnership). To the extent permitted by Section 409A, such substitute Awards that are Options or UARs may have exercise prices less than the Fair Market Value of a Unit on the date of the substitution.

(ix) Prohibition on Repricing of Options and UARs. Subject to the provisions of Section 4(c) and Section 7(c), the terms of outstanding Award Agreements may not be amended without the approval of the Partnership’s unitholders so as to:

(A) reduce the Unit exercise price of any outstanding Options or UARs,

(B) grant a new Option, UAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or UAR that has the effect of reducing the exercise price thereof,

(C) exchange any Option or UAR for Units, cash, or other consideration when the exercise price per Unit under such Option or UAR exceeds the Fair Market Value of the underlying Units, or

(D) take any other action that would be considered a “repricing” of an Option or UAR under the listing standards of the New York Stock Exchange or, if the Units are not then-listed on such exchange, to the extent applicable, on any other national securities exchange on which the Units are listed.

Subject to Section 4(c), Section 7(c) and Section 8(n), the Committee shall have the authority, without the approval of the Partnership’s unitholders, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or UARs or to cancel and replace any outstanding Options or UARs with the grant of Options or UARs having a per Unit exercise price that is equal to or greater than the per Unit exercise price of the original Options or UARs.

Section 7. Amendment and Termination. Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (including, without limitation, requiring or allowing for an election to settle an Award in cash), provided no change in any Award shall materially reduce the benefit to a Participant immediately prior to such change without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(c)) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or such Award.

Section 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. Unless other arrangements have been made that are acceptable to the General Partner or any of its Affiliates, the General Partner or any Affiliate of the General Partner is authorized to deduct, withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award, or from any compensation or other amount owing to a Participant the amount (in cash, Units, including Units that would otherwise be issued pursuant to such Award, or other property) of any applicable taxes payable in respect of the grant or settlement of an Award, its exercise, the lapse of restrictions thereon, or any other payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the General Partner or any Affiliate of the General Partner to satisfy its withholding obligations for the payment of such taxes. In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units that may be withheld or surrendered shall be limited to the number of Units that have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided, however, that such withholding may be based on rates in excess of the minimum statutory withholding rates if (x) the Committee (i) determines that such withholding would not result in adverse accounting, tax or other consequences to the General Partner or any of its Affiliates (other than immaterial administrative, reporting or similar consequences) and (ii) authorizes such withholding at such greater rates and (y) the holder of such Award consents to such withholding at such greater rates.

(c) No Right to Employment or Service Relationship. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the General Partner or any of its Affiliates, to continue providing consulting services, or to remain on the Board, as applicable. Furthermore, the General Partner or an Affiliate of the General Partner may at any time dismiss a Participant from employment or his or her service relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other written agreement between any such entity and a Participant.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation or the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate of the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the General Partner by a Participant, other holder, or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the General Partner or any Affiliate of the General Partner and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the General Partner or any Affiliate of the General Partner pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the General Partner or such Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated with or without consideration.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.

(j) Facility Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the General Partner, the Partnership and their respective Affiliates shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Employees employed by, or Consultants providing services to, an Affiliate of the General Partner, the Committee shall be acting on behalf of the Affiliate of the General Partner, and to the extent the Partnership has an obligation to reimburse the General Partner for compensation paid to Employees or Consultants for services rendered for the benefit of the Partnership, such reimbursement payments may be made by the Partnership directly to the Affiliate of the General Partner, and, if made to the General Partner, shall be received by the General Partner as agent for the Affiliate of the General Partner.

(l) Allocation of Costs. Nothing herein shall be deemed to override, amend, or modify any cost sharing arrangement, omnibus agreement, or other arrangement between the General Partner, the Partnership, and any of their respective Affiliates regarding the sharing of costs between such entities.

(m) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(n) Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award that is subject to Section 409A to fail to comply with the requirements of Section 409A. The applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith or that would cause a failure of compliance thereunder, to the extent necessary to resolve such conflict or obviate such failure. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Section 409A) becomes entitled to a payment under an Award that constitutes a “deferral of compensation” (as defined under Section 409A) on account of a “separation from service” (as defined under Section 409A), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest. Notwithstanding any provision herein to the contrary, none of the Board, the Committee, the Partnership, the General Partner or any of their respective Affiliates makes any representations that any Awards (or payments with respect to any Awards) are exempt from or compliant with Section 409A and in no event shall the Board, the Committee, the Partnership, the General Partner or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A.

(o) No Guarantee of Tax Consequences. None of the Board, the Committee, the Partnership, the General Partner, or any of their respective Affiliates (i) provides or has provided any tax advice to any Participant or any other Person or makes or has made any assurance, commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any Participant or other Person or (ii) assumes any liability with respect to any tax or associated liabilities to which any Participant or other Person may be subject.

(p) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any applicable clawback policies or procedures adopted, whether prior to or following the Effective Date, by the General Partner or the Partnership, which clawback policies or procedures may provide for forfeiture, repurchase, or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards if certain specified events or wrongful conduct occur, including an accounting restatement due to the Partnership’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the General Partner and the Partnership reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award Agreement with retroactive effect.

Section 9. Term of the Plan. The Plan shall be effective on the Effective Date and shall continue until the earliest of (i) the date terminated by the Board or the Committee, (ii) the date that all Units available under the Plan have been delivered to Participants, or (iii) the 10th anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee under the Plan or an Award Agreement to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

ANNUAL MEETING OF LIMITED PARTNERS OF

BLACK STONE MINERALS, L.P.

June 12, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card, and Black Stone Minerals, L.P.’s Annual Report on Form 10-K

are available at http://www.astproxyportal.com/ast/20065

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

21030303000000000000 8	061225

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  Election of directors to the board of directors of Black Stone Minerals, L.P.’s general partner, each to serve until the 2026 annual meeting of limited partners and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

NOMINEES:
☐	FOR ALL NOMINEES	Carin M. Barth
Thomas L. Carter, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	D. Mark DeWalch
Jerry V. Kyle, Jr.
Michael C. Linn
☐	FOR ALL EXCEPT (See instructions below)	Ashley J. Longmaid
William N. Mathis
William E. Randall
Alexander D. Stuart
James W. Whitehead

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as Black Stone Minerals, L.P.’s independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Approval on a non-binding advisory basis, of the compensation of the executive officers of Black Stone Minerals, L.P.’s general partner for the year ended December 31, 2024.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Approval of the adoption of the Black Stone Minerals, L.P. 2025 Long-Term Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned unitholder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4.

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (🌑).

To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

BLACK STONE MINERALS, L.P.

Proxy for Annual Meeting of Limited Partners on June 12, 2025

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas L. Carter, Jr. and L. Steve Putman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the units which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Black Stone Minerals, L.P., to be held on June 12, 2025 at 12:00 p.m., Central Time, via live webcast at https://web.lumiconnect.com/255252993 (password: bsmvirt25), and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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